Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

RONSON CONSUMER PRODUCTS CORPORATION,
RONSON CORPORATION OF CANADA, LTD.,
RONSON CORPORATION
collectively as the Selling Companies

and

ZIPPO MANUFACTURING COMPANY,
NOSNOR, INC.
collectively as the Purchasers

Dated as of October 5, 2009

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of October 5, 2009 (this “Agreement”), by and among RONSON CONSUMER PRODUCTS CORPORATION, a New Jersey corporation (the “Seller”), RONSON CORPORATION OF CANADA, LTD., an Ontario corporation (“Ronson Canada”), and RONSON CORPORATION, a New Jersey corporation (“Ronson” and, along with the Seller and Ronson Canada, collectively the “Selling Companies”), ZIPPO MANUFACTURING COMPANY, a Pennsylvania corporation (the “Business Purchaser”), and NOSNOR, INC., a Delaware corporation, (the “Real Property Purchaser” and, along with the Business Purchaser, collectively the “Purchasers”), and, for purposes of Section 7.12(c) only, LOUIS V. ARONSON II (“Aronson”).

WHEREAS, the Seller and Ronson Canada own, operate and lease certain assets that are used or held for use in connection with or otherwise related to the development, packaging and sale of consumer flame products and flame accessories, including lighters, fuel, wicks, and other related products and services, and such other business activities conducted by Seller and Ronson Canada on or prior to the date hereof (the “Business”);

WHEREAS, the Seller and Ronson own certain Intellectual Property (as defined herein) used or held for use in connection with or otherwise related to the Business;

WHEREAS, the Selling Companies are deriving substantial benefits from the transactions contemplated by this Agreement and, therefore, are willing to agree to the non-competition covenants contained in this Agreement in order to induce the Purchasers to consummate the transactions contemplated herein, and the Selling Companies acknowledge that the Purchasers would not consummate the transactions contemplated herein but for such agreements and covenants; and

WHEREAS, the Selling Companies wish to sell, convey, assign and otherwise transfer to the Purchasers, and the Purchasers wish to purchase and obtain the assignment from the Selling Companies of, all of the Transferred Assets (as defined herein) and the Purchasers wish to assume the Assumed Liabilities (as defined herein);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions; Construction.

(a)           Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a), unless the context clearly requires otherwise:

“Acquisition Proposal” means any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any of the Seller or Ronson Canada or any purchase or sale of all or any material portion of the assets or business of any of the Seller or Ronson Canada (including any stock of any of their Subsidiaries) or any purchase or sale of all or any material portion of the assets of Ronson related to the Business outside of the Ordinary Course of Business.

“Adjusted Current Assets” means Current Assets reduced by Four Hundred Seventy-Five Thousand Three Hundred  and 00/100 Dollars ($475,300.00).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.  The term “control” (as used in the terms “controlling,” “controlled by” or “under common control with”) means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, reserved corporate power, Contract or otherwise.  Without limiting the foregoing, a Person shall be deemed to control another Person which is not an individual if the first Person directly or indirectly holds 50% or more of the outstanding voting securities of the second Person.

“Aviation Agreement” means that certain Asset Purchase Agreement dated May 15, 2009, among Ronson Corporation and Ronson Aviation, Inc., as Seller, and Hawthorne TTN Holdings, LLC, as Buyer.

“Aviation Mark” means the integrated name and mark “Ronson Aviation” for use in conjunction with aviation related goods and/or services as provided in the Aviation Agreement (the “Permitted Goods and Services”).  For the purpose of clarity, the Aviation Mark shall not include any right to use the term “Ronson” other than in conjunction with the term “Aviation” and in conjunction with the Permitted Goods and Services.

“Board” means the Board of Directors of Ronson Corporation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq. and all regulations promulgated pursuant thereto.

“Code” means the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified.

“Consent” means any approval, consent, action, ratification, waiver or authorization of any kind or nature.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, power of attorney, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” means, as they exist anywhere in the world, copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights.

“Current Assets” means the sum of Transferred Inventory (at book value excluding obsolete, damaged, and unsalable goods or goods that cannot be sold in the Ordinary Course of Business), Transferred Accounts Receivable after allowance for uncollectible and doubtful accounts, Transferred Pre-Paid Expenses at book value, and Insurance Proceeds, as of the Closing Date.

“Disclosure Memorandum” means the disclosure memorandum delivered by the Selling Companies to Purchasers concurrently with the execution and delivery of this Agreement.

“Dollar General Agreement” means that certain Dollar General Front-End Fixture Program Placement Agreement effective August 1, 2009, pursuant to which the Business Purchaser will pay or has paid $338,080.00 in Placement Fees to Dollar General which benefits Seller up to the time of Closing.

“Dollar General Amount” means the sum of forty percent (40%) of the first $500,000 actually collected by Seller pursuant to the Dollar General Agreement plus twenty percent (20%) of any and all amounts in excess of $500,000 actually collected by Seller pursuant to the Dollar General Agreement.

“Employee Benefit Plan” means any benefit plan, program, contract or arrangement (whether for the benefit of current or former employees, consultants, officers, directors or independent contractors of any of the Selling Companies), whether or not reduced to writing, including any employee benefit plan (as defined in Section 3(3)

of ERISA) and any and all plans, programs, Contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, phantom stock, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, including any fringe benefits, and plans, programs, Contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control, in whole or in part, of any of the Selling Companies, which any of the Selling Companies has at any time adopted or maintained, with respect to which any of the Selling Companies has or may have any liability or is a fiduciary or under which any of the Selling Companies has any present or future obligation to contribute or make payment or under which any current or former employee, consultant, independent contractor, officer or director of such Selling Company (and/or any dependent or beneficiary thereof) is covered or entitled to benefits.

“Environmental Laws” means applicable federal (including Canada), state, provincial, local and foreign (as to the United States of America) laws, regulations, or codes promulgated, approved or entered thereunder, relating to pollution or protection of the environment, including the Release or threatened Release of Hazardous Substances or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated pursuant thereto.

“Escrow Agent” means an escrow agent reasonably acceptable to the Purchasers and the Selling Companies, and any Person who becomes a successor thereto in accordance with the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, to be entered into at Closing by and among the Purchasers, the Selling Companies and the Escrow Agent, substantially in the form attached as Annex A hereto, with such modifications as to which the parties hereto may agree.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax Act” means the Excise Tax Act (Canada) and the regulations promulgated thereunder, as amended.

“Fundamental Representations” means the representations and warranties given by the Selling Companies in Sections 5.1. 5.2, 5.3, 5.4, 5.13, 5.14(a), 5.15, and 5.18.

“Group” means, for purposes of ERISA and the Code as related to any Employee Benefit Plan, the Selling Companies and any company or entity which, together with the Selling Companies , is a “trade or business under common control” or constitutes a member of the Selling Companies’ “controlled group” or “affiliated service group” within the meaning of Sections 4001(a)(14) and/or 4001(b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code.

“GST” means the goods and services tax as more fully described in Part IX of the Excise Tax Act.

“Hazardous Substance” means petroleum, petroleum hydrocarbons, petroleum products or by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, chlorinated volatile organic compounds, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, gases, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or which are otherwise regulated pursuant to any Environmental Law.

“Income Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended.

“Indebtedness” means, with respect to any specified Person, any Liabilities (contingent or otherwise) relating to (a) indebtedness, including interest and any prepayment penalties, expenses or fees thereon or created, issued or incurred by, such Person for borrowed money; (b) reimbursement obligations and obligations of such Person with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and performance bonds, whether or not matured; (c) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising in the Ordinary Course of Business of such Person and consistent with such Person’s customary trade practices; (d) indebtedness secured by a lien on the property of such Person, whether or not the respective indebtedness so secured is a primary obligation of, or has been assumed by, such Person; (e) capital lease obligations of such Person; and (f) indebtedness or obligations of others guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse, letters of credit and guarantees of performance obligations of another Person).

“Insurance Proceeds” means cash in an amount equal to the sum of all cash insurance or condemnation proceeds referred to in Section 2.1(a)(ix) and Section 2.1(b)(ii).

“Intellectual Property” means all Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks, Know-How and IP Licenses.

“Internet Assets” means, as they exist anywhere in the world, domain names, Internet addresses and other computer and/or network identifiers, web sites, web pages and similar rights and items.

“Inventory Agreement” means that certain Inventory Agreement entered between Seller and the Business Assets Purchaser of even date herewith.

“IP Licenses” means all licenses, sublicenses, distributor agreements or permissions, including, the right to receive royalties or any other consideration relating to Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks.

“IRS” means the U.S. Internal Revenue Service.

“Know-How” means both confidential and nonconfidential information relating to the operation of the Business, including manufacturing, packaging, operational, technological, administrative, marketing, distribution, collection, other management information, and all tangible materials and/or documents associated therewith.

“Knowledge” (whether or not capitalized) and words of similar import, (i) when used with reference to the Selling Companies, means the Knowledge (determined pursuant to subheadings (a) and (b) below) of the officers and directors of the Selling Companies, including, for the avoidance of doubt, the Chief Restructuring Officer and (ii) when used with reference to the Purchasers, means the Knowledge (determined pursuant to subheadings (a) and (b) below) of the officers and representatives of the Purchasers having active involvement in the negotiation of the transaction contemplated by this Agreement.  Knowledge of a particular fact or matter, as to a specified individual, will be deemed to exist if (a) the specified individual is actually aware of that fact or matter; or (b) a prudent individual, similarly situated to the specified individual, would be expected to be aware of the fact or matter.

“Liability” and “Liabilities” means, with respect to any Person, any and all liabilities and obligations of such Person of any kind or nature, including Indebtedness and those arising under Legal Requirements, Contract, warranty (expressed or implied) or otherwise, whether known or unknown, accrued or unaccrued, absolute or contingent, or liquidated or unliquidated, regardless of when and by whom asserted, and whether or not disclosed on the Schedules to this Agreement.

“Lien” means all liens, pledges, mortgages, security interests, claims, leases, charges, options, rights of first refusal, transfer restrictions, encumbrances, other title defects (including encroachments and survey defects) or any other restrictions or limitations whatsoever.

“Losses” means all losses, Liabilities, damages (including incidental damages), deficiencies, judgments, assessments, interest, penalties, fines, interest costs, amounts paid in settlement of claims, costs and expenses of remedial measures and other costs and expenses (including reasonable legal expenses); provided that Losses shall not include consequential, punitive, special or exemplary damages.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, results of operations or condition (financial or otherwise) of the Selling

Companies, the Business and the Transferred Assets taken as a whole (excluding, in the case of this clause (i), changes in general economic conditions that do not have a disproportionate impact on the Selling Companies) or (ii) on the ability of either of the Selling Companies to consummate the transactions contemplated by this Agreement or by the Related Agreements.

“Ordinary Course of Business” means, with respect to a specified Person, business conducted or an action taken by such Person which is consistent in nature, scope and magnitude with the past practices of such Person, is done in the ordinary course of the normal, day-to-day operations of such Person, and does not require, under applicable Legal Requirements, authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority if such Person is not a corporation).

“Patents” means, as they exist anywhere in the world, patents, patent applications and inventions, designs and improvements described and claimed therein, patentable and unpatentable inventions and discoveries and/or other patent-related rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted).

“Permit” means a permit, certificate of occupancy, license, franchise, Consent, authorization or approval required pursuant to a Legal Requirement.

“Permitted Liens” shall mean:  (i) liens for leased equipment in favor of lessors of such equipment; (ii) statutory Liens for Taxes that are not due and payable or that may thereafter be paid without penalty and with respect to which adequate reserves or other appropriate provisions are being maintained; (iii) with respect to the Owned Real Property, those items set forth as items 7, 10, 11, 12, 13, and 14 in Schedule B-Section II of Title Commitment File Number 09-78130 issued by First American Title Insurance Company, a copy of which is attached hereto as Annex B; and (iv) other imperfections of title, licenses or Liens, if any, which do not materially detract from the value of the assets to which they relate and which do not materially impair the continued use and operation of the assets to which they relate in the Ordinary Course of the Business.

“Person” means any individual, corporation, partnership, limited liability company, business trust, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Related Agreements” means the Escrow Agreement, the Bill of Sale and Assignment of Contract Rights, the Additional Transfer Documents, the Seller’s Deed Documents, the Real Property Purchaser’s Additional Deed Document, the Inventory Agreement, the Transition Services Agreement, any remediation agreement or agreements entered into pursuant to Section 7.6 hereof, and remediation certification(s).

“Release” or “Released” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, or discharge of Hazardous Substances into the soil or other subsurface substrate, groundwater or surface water.

“Remediation Trust Fund Trustee” means the trustee pursuant to the remediation trust fund agreement entered in connection with ISRA Closing Compliance.

“Retail Sales Tax Act” means the Retail Sales Tax Act (Ontario) and the regulations promulgated thereunder, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Site” means the Owned Real Property and any other real property now or previously used in the Business by any of Selling Companies, any predecessors of any of Selling Companies, any past, present or future Affiliates or Representatives of any of Selling Companies or any current or former Subsidiaries of any of Selling Companies, including all land, soil, subsoil, surface waters and groundwater thereat.

“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, designs and documentation related to such programs.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide written Acquisition Proposal that (i) the Board concludes, in good faith, after consultation with legal counsel and its financial advisors (including the Chief Restructuring Officer of Ronson and Ronson’s investment bankers), taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any termination / break-up fees, expense reimbursement provisions and conditions to consummation), (a) is more favorable to Ronson from a financial point of view than the transaction contemplated by this Agreement (taking into account all the terms and conditions of such proposal and after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by the Purchasers in response to such Acquisition Proposal); (b) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required governmental Consents and approvals on a timely basis; and (c) is reasonably capable of being completed on the terms so proposed, taking into account all financial, legal, regulatory and other aspects of such proposal; (ii) was not solicited or initiated by any of the Selling Companies, or any of their Affiliates, officers, or directors after the date of this Agreement; and (iii) was initially proposed after the date of this Agreement.

“Tangible Business Assets Property” means machinery, equipment, rental equipment, furniture, fixtures, vehicles, any related capitalized items and other tangible property including those items set forth on Schedule 2.1(a)(ii) of the Disclosure Memorandum.

“Tax” and “Taxes” means (i) any and all federal (including Canada), state, provincial, local, foreign (as to the United States of America) and other taxes, levies, fees, imposts, duties, and similar charges imposed, assessed, or collected by any Governmental Authority (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, health insurance and Canada, Quebec and other government pension plan premiums, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any successor, transferee, or joint and several liability, or any liability of any Person pursuant to U.S. Treasury Regulations Sections 1.1502-6 or 1.1502-78 or any similar Tax Legal Requirements in respect of any items described in clause (i) above.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, amendment thereof, or information provided therewith with respect thereto.

“Trade Secrets” means, as they exist anywhere in the world, trade secrets, formulae, Know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Trademarks” means, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, product and graphic designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto.

“Transferred Assets” means the Business Assets, the Owned Real Property, and the assets and rights transferred pursuant to Sections 2.1(b)(ii), (iii) and (iv), collectively.

“Transferred Books and Records” means all of each Selling Company’s operational books and records related to the Transferred Assets or the Business, including, to the extent existing, (a) executed copies of all of the Transferred Contracts, (b) all equipment, product and other warranties, (c) all technical information and data, maps, computer files, diagrams, designs, packaging, blueprints and schematics, (d) all filings made with or records required to be kept by any Governmental Authority (including all backup information on which such filings are based), (e) all research and development reports, (f) all equipment and operating logs, (g) all creative, promotional or advertising materials, and (h) all customer lists and sales records.

“Transferred Business Assets Contracts” means those Contracts listed on Schedule 2.1(a)(i) of the Disclosure Memorandum.

“Transferred Contracts” means the Transferred Business Assets Contracts and the Transferred Real Estate Contracts.

“Transferred Permits” means those Permits held by the Selling Companies that the Purchasers require the Selling Companies to transfer, a list of which shall be provided to the Selling Companies prior to the Closing and attached hereto as Schedule 2.1(a)(vii) of the Disclosure Memorandum.

“Transferred Real Estate Contracts” means those Contracts listed on Schedule 2.1(b)(iv) of the Disclosure Memorandum.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and all regulations promulgated pursuant thereto.

“Warranty Claims” means typical consumer warranty claims and does not include, in any case, products liability claims, personal injury or wrongful death claims, incidental, consequential, punitive, special or exemplary damages.

(b)           Index of Defined Terms.  As used in this Agreement, the following terms have the meanings specified in the indicated Section, unless the context clearly requires otherwise:

Term	Section
Accounting Firm	Section 2.5(b)(ii)
Acquisition Proposal	Section 1.1(a)
Additional Remediation Funding Source	Section 7.6(b)
Additional Transfer Documents	Section 3.2(a)
Adjusted Current Assets	Section 1.1(a)
Affiliate	Section 1.1(a)
Agreement	Preamble
Aronson	Preamble
Assumed Liabilities	Section 2.3(a)
Aviation Agreement	Section 1.1(a)
Aviation Mark	Section 1.1(a)
Benchmark Amount	Section 2.5
Bill of Sale and Assignment of Contract Rights	Section 3.2(a)
Board	Section 1.1(a)

Term	Section
Bulk Sales Escrow Amount	Section 11.1
Business	Recitals
Business Assets	Section 2.1(a)
Business Day	Section 1.1(a)
Business Purchaser	Preamble
Cap Amount	Section 10.3(a)
CERCLA	Section 1.1(a)
Closing	Section 2.1(a)
Closing Date	Section 3.1
Closing Payment	Section 2.4(c)
Closing Statement	Section 2.5(b)(i)
Code	Section 1.1(a)
Confidentiality Agreement	Section 7.3
Consent	Section 1.1(a)
Contract	Section 1.1(a)
Copyright Office	Section 7.5(a)
Copyrights	Section 1.1(a)
Current Assets	Section 1.1(a)
Direct Claim	Section 10.7
Disclosure Memorandum	Section 1.1(a)
Dollar General Agreement	Section 1.1(a)
Dollar General Amount	Section 1.1(a)
Employee Benefit Plan	Section 1.1(a)
Environmental Laws	Section 1.1(a)
ERISA	Section 1.1(a)
Escrow Account	Section 2.4(b)
Escrow Agent	Section 1.1(a)
Escrow Agreement	Section 1.1(a)
Escrow Amount	Section 2.4(b)
Estimated Adjusted Current Asset Amount	Section 2.5(a)
Estimated Closing Statement	Section 2.5(a)
Excise Tax Act	Section 1.1(a)
Exchange Act	Section 1.1(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.3(b)
Financial Statements	Section 5.6(b)
Fundamental Representations	Section 1.1(a)
GAAP	Section 5.6(a)
Governmental Authority	Section 5.3(b)
Group	Section 1.1(a)
GST	Section 1.1(a)
Hazardous Substance	Section 1.1(a)

Term	Section
Income Tax Act	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnified Party	Section 10.6(a)
Indemnifying Party	Section 10.6(a)
Insurance Proceeds	Section 1.1(a)
Intellectual Property	Section 1.1(a)
Internet Assets	Section 1.1(a)
Inventory Agreement	Section 1.1(a)
IP Licenses	Section 1.1(a)
IRS	Section 1.1(a)
ISRA	Section 7.6(a)
ISRA Closing Compliance	Section 7.6(a)
ISRA Compliance	Section 7.6(a)
ISRA Remediation Funding Source	Section 7.6(a)
Know-How	Section 1.1(a)
Knowledge	Section 1.1(a)
Liability / Liabilities	Section 1.1(a)
Legal Actions	Section 5.5
Legal Requirements	Section 5.3(b)
Lien	Section 1.1(a)
Losses	Section 1.1(a)
Material Adverse Effect	Section 1.1(a)
NJDEP	Section 3.2(l)
Nonassignable Asset	Section 2.8(a)
Orders	Section 5.3(b)
Ordinary Course of Business	Section 1.1(a)
Owned Real Property	Section 2.1(b)(i)
Patents	Section 1.1(a)
Permit	Section 1.1(a)
Permitted Goods and Services	Section 1.1(a)
Permitted Liens	Section 1.1(a)
Person	Section 1.1(a)
Post-Closing Collection Amounts	Section 7.8
Proxy Statement	Section 7.12(a)
PTO	Section 7.5(a)
Purchase Price	Section 2.4
Purchasers	Preamble
Purchaser Indemnified Parties	Section 10.1
Real Property Leases	Section 2.2(d)
Real Property Purchaser	Preamble
Real Property Purchaser’s Additional Deed Document	Section 3.3(c)
Related Agreements	Section 1.1(a)

Term	Section
Release / Released	Section 1.1(a)
Remediation Trust Fund Trustee	Section 1.1(a)
Required Consents	Section 4.1(d)
Restricted Period	Section 8.1(a)
Restrictive Covenants	Section 8.2
Retail Sales Act	Section 1.1(a)
Ronson	Preamble
Ronson Canada	Preamble
SEC	Section 1.1(a)
SEC Filings	Section 5.6(a)
Securities Act	Section 1.1(a)
Seller	Preamble
Seller Indemnified Parties	Section 10.2
Seller’s Deed Documents	Section 3.2(b)
Selling Companies	Preamble
Site	Section 1.1(a)
Software	Section 1.1(a)
Stay Bonus Amount	Section 7.14
Stay Bonuses	Section 7.14
Subsidiary	Section 1.1(a)
Superior Proposal	Section 1.1(a)
Tangible Business Assets Property	Section 1.1(a)
Tax / Taxes	Section 1.1(a)
Tax Returns	Section 1.1(a)
Termination Date	Section 9.1(b)
Termination Expenses	Section 9.3
Termination Fee	Section 9.3
Territory	Section 8.1
Third Party Claim	Section 10.6(a)
Threshold Amount	Section 10.3(a)
Trade Secrets	Section 1.1(a)
Trademarks	Section 1.1(a)
Transferred Accounts Receivable	Section 2.1(a)(iii)
Transferred Assets	Section 1.1(a)
Transferred Books and Records	Section 1.1(a)
Transferred Business Assets Contracts	Section 1.1(a)
Transferred Contracts	Section 1.1(a)
Transferred Intellectual Property	Section 2.1(a)(viii)
Transferred Inventory	Section 2.1(a)(iv)
Transferred Permits	Section 1.1(a)
Transferred Pre-Paid Expenses	Section 2.1(a)(v)
Transferred Real Estate Contracts	Section 1.1(a)

Term	Section
Transferred Tangible Business Assets Property	Section 2.1(a)(ii)
Transition Services Agreement	Section 3.2(m)
Warn Act	Section 1.1(a)
Warranty Claims	Section 1.1(a)

(c)           Construction and Usage.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules of the Disclosure Memorandum, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules of the Disclosure Memorandum, Annexes and other attachments to, this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision and (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  Any covenant, representation, warranty or other obligation of Purchasers, collectively, or the Selling Companies, collectively, in this Agreement shall be deemed to be joint and several.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1         Asset Purchase.

(a)           Purchase of Business Assets.  At the Closing provided for in ARTICLE III (the “Closing”), upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties made to the respective parties in this Agreement, each Selling Company shall sell, convey, assign and otherwise transfer to the Business Purchaser, and the Business Purchaser shall purchase from each Selling Company, free and clear of all Liens (other than Permitted Liens), in exchange for payment of the allocated share of the Purchase Price in accordance with Section 2.4 and the assumption of the Assumed Liabilities in accordance with Section 2.3, each Selling Company’s right, title and interest in and to all property and assets of the Selling Companies of every kind or nature, whether real or personal, tangible or intangible, that are not Excluded Assets or Owned Real Property (collectively, the “Business Assets”) including the following:

(i)            the Transferred Business Assets Contracts;

(ii)           all Tangible Business Assets Property (the “Transferred Tangible Business Assets Property”);

(iii)          all accounts receivable (the “Transferred Accounts Receivable”);

(iv)          all inventory  (the “Transferred Inventory”);

(v)           all pre-paid expenses (the “Transferred Pre-Paid Expenses”);

(vi)           the Transferred Books and Records;

(vii)          the Transferred Permits;

(viii)         (i) all Intellectual Property owned by the Selling Companies other than the Aviation Mark, and (ii) any and all rights the Selling Companies have to use any Intellectual Property that is not owned by the Selling Companies but that is used in connection with the Business (the “Transferred Intellectual Property”);

(ix)           all rights of the Selling Companies with respect to insurance or awards in condemnation relating to the Business Assets or the Business, including all insurance and condemnation proceeds (i) received or receivable after Closing in respect of Assumed Liabilities, or (ii) received or receivable (to the extent not already expended by the Selling Companies to restore or replace a lost, damaged or condemned Business Asset) in respect of any asset damaged, lost or condemned after the date of this Agreement and which, if not so damaged, lost or condemned, would have been a Business Asset;

(x)            all of such Selling Company’s goodwill associated with the Business Assets or the Business;

(xi)           archive of past lighters and other historical items, except for those items described in Section 2.2(j); and

(xii)          all rights under warranties, representations and guaranties made by suppliers, manufacturers and contractors relating to the Business Assets or the Business.

(b)           Purchase of Owned Real Property.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties made to the respective parties in this Agreement, the Seller shall sell, convey, assign and otherwise transfer to the Real Property Purchaser, and the Real Property Purchaser shall purchase from the Seller, free and clear of all Liens (other than Permitted Liens), in exchange for payment of the allocated share of the Purchase Price in accordance with Section 2.4, the following:

(i)            all right, title and interest in and to the real property listed on Schedule 2.1(b)(i) of the Disclosure Memorandum, together with all of the buildings, structures and other improvements located thereon (including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein) (the “Owned Real Property”);

(ii)            all rights of Seller with respect to insurance or awards in condemnation relating to the Owned Real Property in respect of any damage, loss or condemnation after the date of this Agreement;

(iii)           all rights under warranties, representations and guaranties made by suppliers, manufacturers and contractors relating to the Owned Real Property; and

(iv)           the Transferred Real Estate Contracts.

Section 2.2         Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1, the Transferred Assets shall exclude the following property and assets of the Selling Companies (the “Excluded Assets”):

(a)           all cash and cash equivalents of the Selling Companies, other than Insurance Proceeds;

(b)           all rights of any of the Selling Companies under this Agreement or any Related Agreements or the Aviation Agreement;

(c)           all rights to any refunds of Taxes;

(d)           all leases, subleases, licenses and other agreements under which any of the Selling Companies uses or occupies, or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”);

(e)           all Contracts to which any of the Selling Companies is a party that are not Transferred Contracts, including those Contracts listed on Schedule 2.2(e) of the Disclosure Memorandum;

(f)          the Aviation Mark;

(g)         the shares of Ronson Canada, Seller, and any Subsidiaries of any of the Selling Companies;

(h)         all Permits of the Selling Companies that are not Transferred Permits;

(i)           the assets set forth on Schedule 2.2(i) of the Disclosure Memorandum; and

(j)          one (1) of each of the items listed on Schedule 2.2(j) of the Disclosure Memorandum of which there is a quantity greater than one (1) plus ten (10) additional items selected from those listed on Schedule 2.2(j) of the Disclosure Memorandum of which there is a quantity equal to one (1), which ten (10) items shall be identified by Ronson to the Business Assets Purchaser on Schedule 2.2(j)(i) of the Disclosure Memorandum to be delivered by Ronson at least three (3) days prior to the Closing Date.

Section 2.3         Assumption of Liabilities and Obligations.

(a)           Assumed Liabilities.  At the Closing, the Purchasers shall assume and be responsible for the following Liabilities of each Selling Company:  (i) Liabilities first arising, and relating to acts or omissions of the Purchasers first occurring, under the Transferred Contracts after the Closing Date; (ii) Warranty Claims first arising, and relating to acts or omissions of the Business Purchaser first occurring, after the Closing Date; and (iii) the Stay Bonus Amount in accordance with Section 7.14 (collectively, the “Assumed Liabilities”).  Other than Assumed Liabilities, no Purchaser shall assume or be responsible for any Liability of any Selling Company.

(b)          Excluded Liabilities.  The Selling Companies shall retain, and the Purchasers shall not assume or be responsible for, any Liabilities of the Selling Companies that are not Assumed Liabilities (collectively, the “Excluded Liabilities”) including the following:

(i)             all Liabilities of each Selling Company to the extent relating to Transferred Assets arising or accruing on or prior to the Closing Date or arising or accruing from the operation of the Business on or prior to the Closing Date;

(ii)            all accounts payable of each Selling Company;

(iii)           all Liabilities of each Selling Company to the extent relating to any Excluded Assets, including any Liability in connection with the Contracts listed on Schedule 2.2(e) of the Disclosure Memorandum;

(iv)           all Liabilities of each Selling Company pursuant to this Agreement or any Related Agreement (including Liabilities with respect to payment of expenses or indemnification);

(v)           any Legal Actions against any of the Selling Companies, whether or not disclosed to Purchasers on any Schedule of the Disclosure Memorandum or otherwise;

(vi)           any Liability under any Environmental Law or otherwise relating to Hazardous Substances (including any Liability associated with, resulting from or arising out of the facts and circumstances disclosed on any Schedule of the Disclosure Memorandum or otherwise), including compliance with ISRA;

(vii)          any Liability under any Transferred Contract whenever arising to the extent that it arises out of or relates to any breach of such Transferred Contract by any of the Selling Companies;

(viii)         any Liability for Taxes, including any Taxes that will arise as a result of the sale of the Transferred Assets pursuant to this Agreement, any deferred Taxes of any nature and any sales Tax related to, resulting from or arising out of the conduct of the Business by the Selling Companies;

(ix)           any Liability under the Employee Benefit Plans or relating to payroll, severance, bonuses, vacation, or sick leave of any kind offered or maintained by any of the Selling Companies for employees or any other Liability of any of the Selling Companies to or in respect of any employee or employment practices or matters, whether based on breach of contract, wrongful discharge, retaliatory discharge, bad faith, impairment of economic opportunity, intentional infliction of emotional harm or any other tort, violations of any constitutional right, age discrimination or any other form of hiring or employment discrimination, under every applicable Legal Requirements;

(x)            any Liability to any shareholder or Affiliate of any of the Selling Companies (including liability with respect to Indebtedness owed to any shareholders);

(xi)           any Liability of any of the Selling Companies with respect to Indebtedness, including any prepayment penalties associated therewith;

(xii)          any Liability arising from or claimed to have been incurred by reason of an alleged defect or defects in any products or services manufactured, distributed, rendered or sold by any of the Selling Companies;

(xiii)          any suits, actions or claims relating to workers’ compensation or otherwise to injury, disability or death occurring in the course of employment to any employee of any of the Selling Companies; and

(xiv)          any suits, actions or claims arising from any violation or alleged violation of any collective bargaining agreement or similar agreement with employees of any of the Selling Companies, or from any violation or alleged violation by any of the Selling Companies of the National Labor Relations Act, as amended, rules and regulations thereunder, or any Legal Requirement governing labor relations.

Section 2.4             Payment of Purchase Price.  The consideration payable in respect of Transferred Assets shall be Eleven Million One Hundred Thousand and 00/100 Dollars ($11,100,000.00) less the sum of the Stay Bonus Amount and the Dollar General Amount (the “Purchase Price”), subject to adjustment in accordance with Section 2.5, together with the assumption of the Assumed Liabilities as provided in Section 2.3.  The Purchase Price shall be allocated between the Business Assets and the Owned Real Property as set forth on Schedule 2.7 of the Disclosure Memorandum.  At the Closing, the Purchasers shall satisfy their obligation to pay the Purchase Price by:

(a)           transferring to the Remediation Trust Fund Trustee the dollar amount of the ISRA Remediation Funding Source, by wire transfer of immediately available funds to an account designated in writing by the Remediation Trust Fund Trustee;

(b)           transferring to the Escrow Agent cash in the amount of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) plus the Bulk Sales Escrow Amount plus the amount, if any, by which the dollar amount of the ISRA Remediation Funding Source is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Escrow Amount”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent, and otherwise complying with the Escrow Agreement (the “Escrow Account”); and

(c)           paying in cash at the Closing to the Selling Companies the balance of the Purchase Price (the “Closing Payment”), by wire transfer of immediately available funds to one or more accounts designated in writing by the Selling Companies.

Section 2.5         Current Asset Adjustment.  The portion of the Purchase Price allocated to the Business Assets will be increased or decreased by the amount, if any, by which the amount of Adjusted Current Assets on the Closing Date is greater than or less than Two Million One Hundred Seventy-Eight Thousand and 00/100 Dollars ($2,178,000.00) (the “Benchmark Amount”), pursuant to the following:

(a)           Estimated Closing Statement.  No later than five (5) Business Days prior to the Closing Date, the Selling Companies shall cause to be prepared and delivered to the Business Purchaser a statement (the “Estimated Closing Statement”) setting forth the Selling Companies’ good faith estimate of the amount of the Adjusted Current Assets as of the Closing Date (the “Estimated Adjusted Current Asset Amount”).  The manner in which Current Assets is calculated for purposes of the Estimated Closing Statement shall be (i) consistent with the manner in which Current Assets has been calculated historically (viz., the parties agree the Current Assets based on the Selling Companies books and records methodology was $2,843,000 as of the end of July 2009), (ii) calculated in consultation with the Purchasers, and (iii) reasonably acceptable to the Purchasers.  Promptly upon the Purchasers’ request, the Selling Companies shall make available to the Purchasers and their advisors copies of any back-up materials as the Purchasers may reasonably request in connection with its review of the Estimated Closing Statement, including, in any case, an aging accounts receivable report dated and delivered within five (5) days of the Closing Date.

(b)           Post-Closing Purchase Price Adjustment.

(i)           Within ninety (90) days after the Closing Date, Business Purchaser shall cause to be prepared and delivered to the Selling Companies a statement (the “Closing Statement”) setting forth the Business Purchaser’s good faith determination of the amount of Adjusted Current Assets as of the Closing Date, provided that the manner in which Current Assets is calculated for purposes of the Adjusted Current Assets shall be consistent with the manner in which Current Assets has been calculated historically (viz., the parties agree the Current Assets based on the Selling Companies books and records methodology was $2,843,000 as of the end of July 2009).  Promptly upon the request of the Selling Companies, the Business Purchaser shall make available to the Selling Companies and their advisors copies of any back-up materials used by the Business Purchaser in preparing the Closing Statement and such other materials as the Selling Companies may reasonably request in connection with its review of the Closing Statement.

(ii)           Within thirty (30) days after the receipt of the Closing Statement by the Selling Companies, the Selling Companies shall deliver to the Business Purchaser a written statement either accepting the Closing Statement or specifying any objections thereto.  If the Selling Companies do not deliver any such objections within such thirty (30) day period, the Closing Statement shall become final and binding upon all parties.  If the Selling Companies deliver such objections within such thirty (30) day period, then the parties shall negotiate in good faith to reach an agreement during the thirty (30) day period following delivery of the Selling Companies’ objections.  If the parties are able to resolve the Selling Companies’ objections during such thirty (30) day period, then the Closing

Statement, as revised in accordance with such resolution, shall become final and binding upon all parties.  If the parties are not able to resolve such objections during such period, then any remaining disputes shall be resolved by a well recognized accounting firm upon which the Selling Companies and the Business Purchaser shall reasonably agree (the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve any such disputes within thirty (30) days after its appointment.  The resolution of such disputes by the Accounting Firm shall be set forth in writing, shall be within the range of dispute between the Business Purchaser and the Selling Companies and shall be conclusive upon all parties.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.  The Accounting Firm shall apportion its fees and expenses between the Selling Companies and the Business Purchaser, based on the degree to which each party’s claims were unsuccessful, and the parties shall pay the Accounting Firm in accordance with such determination.  For example, if pursuant to this Section 2.5(b)(ii), the Selling Companies submitted an objection to the Closing Statement in the amount of $100,000 and prevailed as to $45,000 of such amount, then the Selling Companies would pay 55% of the fees and expenses of the Accounting Firm.

(iii)           Within three (3) Business Days after the date on which the Closing Statement becomes final and binding in accordance with Section 2.5(b)(ii), (1) if the amount of the Adjusted Current Assets is greater than the Benchmark Amount, the Business Purchaser shall pay the Selling Companies an amount equal to the amount by which the amount of the Adjusted Current Assets is greater than the Benchmark Amount by wire transfer of immediately available funds; or (2) if the amount of the Adjusted Current Assets is less than the Benchmark Amount, the Selling Companies shall pay to the Business Purchaser an amount equal to the amount by which the amount of the Adjusted Current Assets is less than the Benchmark Amount.

Section 2.6          Escrow.  The Escrow Amount shall be held and disbursed solely for the purposes and in accordance with the terms hereof and the Escrow Agreement.  The Escrow Amount shall be held for such periods and released as is specified herein and in the Escrow Agreement  In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

Section 2.7          Purchase Price Allocation.  The parties hereto agree that the Purchase Price shall be allocated in the manner set forth on Schedule 2.7 of the Disclosure Memorandum. The Purchase Price allocation shall include allocation of a portion of the Purchase Price to the restrictive covenants of each Selling Company.  Each of the Purchasers and the Selling Companies agree that they will each adopt and utilize the respective amounts allocated to the various Transferred Assets for purposes of all Tax Returns (including IRS Form 8599 and any other forms or reports required to be filed pursuant to Section 1060 of the Code) filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax Returns, in any claim, in any litigation or otherwise with respect to such Tax Returns.

Section 2.8         Nonassignable Assets.

(a)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign or transfer any Transferred Asset to the applicable Purchaser which by its terms or by any Legal Requirement is not assignable or transferable without a Consent or approval of any Governmental Authority or other third party or satisfaction of any other condition or is cancelable by a third party in the event of an assignment or transfer (a “Nonassignable Asset”), unless and until such Consent or approval shall have been obtained or condition satisfied.

(b)           The Selling Companies and the Purchasers, to the extent applicable, shall each use commercially reasonable efforts to obtain as expeditiously as possible any Consent or approval that may be required and to satisfy a condition necessary to the assignment or transfer of a Nonassignable Asset to the applicable Purchaser.

(c)           Unless and until any such Consent or approval that may be required is obtained or condition satisfied, to the extent permitted by applicable Legal Requirements and by the terms of the applicable Nonassignable Asset, the applicable Selling Company and the applicable Purchaser will cooperate and use commercially reasonable efforts to establish an arrangement reasonably satisfactory to the applicable Purchaser under which the applicable Purchaser would obtain the claims, rights and benefits and assume the corresponding Liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which such Selling Company would enforce for the benefit of the applicable Purchaser, in respect of such Nonassignable Asset, any and all claims, rights and benefits of such Selling Company against a third party thereto; provided, that in no event shall the applicable Purchaser or such Selling Company be required to enter into any such arrangement with respect to any Nonassignable Asset for which a Required Consent is necessary.

(d)           If and when the applicable Consents or approvals, the absence of which caused the deferral of transfer of any Nonassignable Asset pursuant to this Section 2.8, are obtained, the transfer of the applicable Nonassignable Asset to the Purchaser shall automatically and without further action be effected in accordance with the terms of this Agreement and the applicable Related Agreements.

Section 2.9          Excise Tax Act.  Business Asset Purchaser and Ronson Canada shall elect to have the provisions of subsection 167(1) of the Excise Tax Act apply to the sale of the Business Assets to Business Asset Purchaser by Ronson Canada.  The parties shall take all necessary actions in order to compete and file a valid joint election as provided in subsection 167(1) of the Excise Tax Act on or before the date on which Ronson Canada must submit its GST return for the reporting period in which the Closing occurs.

ARTICLE III

CLOSING

Section 3.1          Closing.  The closing of the transactions contemplated hereby shall take place at the offices of Metz Lewis LLC, 11 Stanwix Street, 18th Floor, Pittsburgh, Pennsylvania 15222 on (a) the date that is three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in ARTICLE IV (other than those conditions that by their nature are to be, and shall be, satisfied at Closing) or (b) such other date or place upon which the Purchasers and the Selling Companies may agree.  The date on which the Closing actually occurs is herein called the “Closing Date.”  The Closing shall be deemed to be effective as of the close of business on the Closing Date.

Section 3.2          Deliveries by the Selling Companies.  At the Closing, the Selling Companies, as applicable, shall deliver:

(a)           one (1) or more duly executed bills of sale and assignment and assumption agreements, each in the form attached as Annex C hereto (each a “Bill of Sale and Assignment of Contract Rights”), together with such other motor vehicle titles, deeds, assignments and other transfer documents (the “Additional Transfer Documents”) reasonably requested by the Purchasers, which shall be sufficient to vest good, marketable and transferable title to the Transferred Assets in the name of the applicable Purchaser, free and clear of any Liens, except for Permitted Liens, and pursuant to which the Purchasers shall assume the Assumed Liabilities in accordance with Section 2.3;

(b)           with respect to the Owned Real Property, a duly executed bargain and sale deed with covenants against grantor’s acts, in recordable form, together with a Seller’s Residency Certification, an Affidavit of Consideration for Use by Seller, and an Affidavit of Title in form acceptable to the Real Property Purchaser’s title company (collectively, the “Seller’s Deed Documents”), which shall be sufficient to vest, good, marketable and insurable fee simple title to the Owned Real Property in the name of the Real Property Purchaser, free and clear of any Liens, except for Permitted Liens;

(c)           [Reserved]

(d)           a copy of the Certificate of Incorporation or Articles of Incorporation, as applicable, of each Selling Company, together with all amendments thereto, certified by the filing officer of the jurisdiction in which such Selling Company was incorporated;

(e)           a certificate of good standing for each Selling Company, dated as of a recent date;

(f)           all of the Transferred Books and Records (at their current locations);

(g)           a copy of each Required Consent;

(h)           a certificate of non-foreign status with respect to Seller and Ronson that complies with U.S. Treasury Regulations Section 1.1445-2(b)(2);

(i)            a certificate of the Secretary of each Selling Company: (i) attaching a true and complete copy of such Selling Company’s Bylaws (as amended to the date thereof); (ii) attaching true and complete copies of all resolutions of the board of directors and stockholders of such Selling Company adopted in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby; and (iii) setting forth the incumbency of its officers who have executed and delivered this Agreement or any Related Agreements, including therein a signature specimen for each such officer;

(j)            to the extent not previously addressed, copies of each Related Agreement contemplated to be executed and delivered by any Selling Company at or prior to the Closing, duly executed and delivered by the applicable Selling Company;

(k)           such other documents and instruments as may be required of any Selling Company by any other provision of this Agreement or as may reasonably be required of any Selling Company to consummate the transactions contemplated by this Agreement;

(l)            ISRA Closing Compliance from the New Jersey Department of Environmental Protection (the “NJDEP”) for the Owned Real Property, as defined at Section 7.6; and

(m)          a duly executed transition services agreement in the form attached as Annex D hereto (the “Transition Services Agreement”).

Section 3.3          Deliveries by Purchasers.  At the Closing, the applicable Purchaser shall deliver:

(a)           The Closing Payment, the Escrow Amount and the ISRA Remediation Funding Source;

(b)           one (1) or more duly executed Bills of Sale and Assumption Agreements and duly executed copies of each Additional Transfer Document requiring execution and delivery by the applicable Purchaser;

(c)           with respect to the Owned Real Property, a duly executed Affidavit of Consideration for Use by Buyer (the “Real Property Purchaser’s Additional Deed Document”);

(d)           a copy of the Certificates of Incorporation of each of the Purchasers, together with all amendments thereto, certified by the filing officer of the jurisdiction in which each of the Purchasers was incorporated;

(e)           a certificate of good standing for each of the Purchasers, dated as of a recent date;

(f)           a certificate of each of the Purchasers’ Secretaries: (i) attaching a true and complete copy of its Bylaws (as amended to the date thereof); (ii) attaching true and complete copies of all resolutions of the board of directors of such party adopted in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby; and (iii) setting forth the incumbency of its officers who have executed and delivered this Agreement or any Related Agreements, including therein a signature specimen for each such officer;

(g)           a duly executed Transition Services Agreement;

(h)           to the extent not previously addressed, copies of each Related Agreement contemplated to be executed and delivered by the Purchasers at or prior to the Closing, duly executed and delivered by the Purchasers, as applicable; and

(i)            such other documents and instruments as may be required of the Purchasers by any other provision of this Agreement or as may reasonably be required of the Purchasers to consummate the transactions contemplated by this Agreement.

Section 3.4         Proration.  At the Closing, the items described in Sections 3.4(a) and (b) below with respect to the Owned Real Property shall be apportioned between Seller and the Real Property Purchaser as of the close of business on the date prior to Closing in accordance with the customs in respect to title closings prevalent in Middlesex County, New Jersey.  To the extent that the amounts of the items to be adjusted are not reasonably ascertainable as of the Closing, they shall be adjusted and paid as promptly thereafter as the amounts thereof can be ascertained.  The provisions of this Section 3.4 shall survive Closing.

(a)           Utilities.  Seller shall arrange for a final reading of all utility meters (covering, to the extent applicable, gas, water, electricity, heat, fuel, sewer and other utilities) as of the Closing.  If required by any utility companies, Seller and the Real Property Purchaser shall execute a letter to such utility companies advising such utility companies of the termination of Seller’s responsibility for such charges for utilities furnished to the Owned Real Property as of the Closing and commencement of the Real Property Purchaser’s responsibilities therefor from and after the Closing Date.  If a bill is obtained from any such utility companies as of the Closing Date, Seller shall pay such bill on or before the Closing and deliver proof of payment thereof to the Real Property Purchaser.  If such bill shall not have been obtained on or before Closing, then upon obtaining such bill, Seller shall pay all such utility charges as evidenced by such bill or bills to the Closing Date and the Real Property Purchaser shall pay all such utility charges thereafter.  Any bill which shall be rendered which shall cover a period both before and after the Closing Date shall be apportioned between the Real Property Purchaser and Seller on a per diem basis.  Gas, water, electricity, heat, fuel, sewer and other utilities charges, to the extent applicable, for which final meter readings cannot be obtained shall be prorated on a per diem basis.

(b)           Real Estate Taxes.  Real estate Taxes and special assessments on the Owned Real Property shall be prorated based upon the period (i.e., calendar or other tax fiscal year) to which same are attributable, regardless of whether or not any such Taxes or special assessments are then due and payable or are a lien.  Seller shall pay at or prior to Closing (or the Real Property Purchaser shall receive credit for) any unpaid Taxes or special assessments attributable to periods prior to the date of Closing (whether or not then due and payable or a lien as aforesaid).  Seller shall receive credit for any previously paid or prepaid Taxes or special assessments attributable to periods from and after the Closing Date.  In the event that as of the Closing Date, the actual tax bills for the tax year in question are not available and the amount of Taxes or special assessments to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of Taxes for the period in question shall be determinable, such Taxes and special assessments will be re-prorated between the parties to reflect the actual amount of such Taxes and special assessments.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1          Conditions to the Obligations of the Purchasers. The obligation of the Purchasers to consummate the transactions contemplated by this

Agreement are subject to the satisfaction of, or waiver by the Purchasers of, the following conditions precedent on or before the Closing Date:

(a)           The representations and warranties of the Selling Companies in Article V of this Agreement, if qualified by a reference to materiality or Material Adverse Effect, shall be true and correct and, if not so qualified, shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing with the same effect as if made at and as of Closing (except to the extent a different date is specified therein, in which case at and as of such specified date).

(b)           Each of the Selling Companies shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any Related Agreement to be performed by such Selling Company on or prior to the Closing Date.

(c)           The Purchasers shall have received a certificate, signed by an executive officer of each Selling Company, certifying that each of the conditions set forth in Section 4.1(a) and Section 4.1(b), as applicable to each such Selling Company, have been satisfied as of Closing.

(d)           The Purchasers shall have received written evidence reasonably satisfactory to Purchasers that all Consents and approvals set forth in Schedule 4.1(d) of the Disclosure Memorandum (the “Required Consents”) have been obtained without material conditions or qualifications.

(e)           No action or proceeding by any Governmental Authority or other Person shall have been instituted and no Legal Requirement shall have been enacted or come into effect, after the date hereof, (i) that enjoins, restrains, prohibits or results in substantial damages to the Purchasers or any of their Affiliates in respect of any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby or (ii) that imposes or confirms any material limitation, or that would reasonably be expected to impose or confirm any material limitation, on the operation of the Business or on the ability of the Purchasers or any of their Affiliates effectively to exercise full rights of ownership of the Transferred Assets.

(f)           The Selling Companies shall have delivered to the Purchasers, without expense to the Purchaser, any certificates, affidavits or other documents reasonably required by the Purchasers’ title insurer (if any) to permit the Purchasers to obtain or update title insurance insuring fee simple marketable title to the Owned Real Property free and clear of all Liens other than Permitted Liens.

(g)           The Purchasers shall have received from the Selling Companies ISRA Closing Compliance from the NJDEP for the Owned Real Property and the Selling Companies shall have fully funded the ISRA Remediation Funding Source

(and any other financial assurance needed in connection with ISRA Closing Compliance) as set forth in Section 7.6(a).

(h)           The Real Property Purchaser shall have determined, in good faith, based upon consultation with its environmental consultants and counsel, that the ISRA Remediation Funding Source and the Additional Remediation Funding Source are, in the aggregate, adequate to fully remediate all Liability and Losses under any Environmental Laws at or related to the Owned Real Property or arising from Release of a Hazardous Substance at the Owned Real Property, all in accordance with applicable Legal Requirements.

(i)           [Reserved]

(j)           The Selling Companies shall have delivered a complete and accurate aging accounts payable report, reasonably satisfactory to the Business Assets Purchaser, dated as of and within five (5) days prior to the Closing Date.

(k)           The Selling Companies shall have delivered a restated Disclosure Memorandum dated, and including disclosures through and including, the Closing Date.

(l)           The Real Estate Purchaser shall have received a Phase II Environmental Assessment of the Owned Real Property with results that are satisfactory to the Real Estate Purchaser, in its sole discretion.

(m)           Seller shall not have materially breached the terms and conditions of the Inventory Agreement and failed to cure (or be in the process of curing) after receipt of written notice thereof pursuant to the terms of the Inventory Agreement.

Section 4.2            Conditions to the Obligations of the Selling Companies.  The obligation of the Selling Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by the Selling Companies of, the following conditions precedent on or before the Closing Date:

(a)           The representations and warranties of the Purchasers in this Agreement, if qualified by a reference to materiality, shall be true and correct and, if not so qualified, shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing with the same effect as if made at and as of Closing (except to the extent a different date is specified therein, in which case at and as of such specified date).

(b)           The Purchasers shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any Related Agreement to be performed by it on or prior to the Closing Date.

(c)           The Selling Companies shall have received a certificate, signed by an executive officer of each of the Purchasers, certifying that each of the conditions set forth in Section 4.2(a) and Section 4.2(b) have been satisfied as of Closing.

(d)           The Selling Companies shall have received all necessary corporate and shareholder authorization with respect to the execution, delivery and performance of this Agreement and any Related Agreements, and the consummation of the transactions contemplated hereby and thereby.

(e)           No action or proceeding by any Governmental Authority or other Person shall have been instituted and no Legal Requirement shall have been enacted or come into effect, after the date hereof, that enjoins, restrains, prohibits or results in substantial damages to any Selling Company in respect of any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

(f)           The Business Asset Purchaser shall have entered into, and be bound by, the Dollar General Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE SELLING COMPANIES

The Selling Companies, jointly and severally, hereby represent and warrant to the Purchasers, as of the date hereof and as of the Closing, as follows:

Section 5.1        Due Incorporation, Organization and Qualification.

(a)           Each of the Seller and Ronson is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority to own and operate its property and assets and to conduct its business as currently conducted.  Ronson Canada is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada and has all requisite power and authority to own and operate its property and assets and to conduct its business as currently conducted.

(b)           Each Selling Company is qualified to do business and is in good standing in the jurisdictions identified on Schedule 5.1(b) of the Disclosure Memorandum, which are the only jurisdictions in which the nature of its business or location of its business or properties requires such qualification, except where the failure to be so qualified or to be so authorized would not reasonably be expected to have a Material Adverse Effect.

Section 5.2         Charter Documents and Corporate Records; Subsidiaries.  Each Selling Company has delivered to the Purchasers true and complete copies of (a) the Certificate of Incorporation or Articles of Organization, as applicable, and By-laws of such Selling Company, in each case as in effect on the date of this Agreement.  Schedule 5.2 of the Disclosure Memorandum sets forth a complete and accurate list of every Subsidiary of each of the Selling Companies.

Section 5.3         Authority to Execute and Perform Agreements; Due Execution and Enforceability.

(a)           Each Selling Company has full legal capacity and requisite power and authority to execute, deliver and perform this Agreement and each Related Agreement to which such Selling Company is or will be a party.  This Agreement and the Related Agreements to which such Selling Company is a party have been, and each Related Agreement to which such Selling Company will be a party, will be duly executed and delivered by such Selling Company and (assuming due execution and delivery hereof by the other parties hereto and thereto) this Agreement and any Related Agreements to which such Selling Company is or will be a party constitute or, when executed and delivered by such Selling Company, will constitute the valid and binding obligation of such Selling Company, as applicable, enforceable against such Selling Company in accordance with its respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance by each Selling Company of this Agreement and the Related Agreements to which such Selling Company is or will be made party and the consummation by such Selling Company of the transactions contemplated hereby and thereby are within such Selling Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Selling Company.

(b)           Except as set forth on Schedule 5.3(b) of the Disclosure Memorandum, the execution and delivery by each Selling Company of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and the performance by any Selling Company of this Agreement and the Related Agreements in accordance with their terms and conditions do not and will not (i) except as obtained by the Closing Date, require any Selling Company to obtain any Consent, approval, authorization or action of, or make any filing with or give any notice to, any foreign (as to the United States of America), federal (including Canada), state, provincial, municipal or other governmental department, commission, tribunal, Crown corporation, Crown ministry, board, bureau, agency or instrumentality, or any court or arbitrator (each, a “Governmental Authority”) or any other Person, (ii) violate, conflict with or result in a breach of any of the terms and conditions of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the Transferred Assets of any Selling Company under any agreement to which any Selling Company is a party or by which any Selling Company or the Transferred Assets are bound, except as would not, individually or in the aggregate, cause a Material Adverse Effect with respect to any Selling Company, (iii) violate any law, statute, rule or regulation (collectively, “Legal Requirements”), any Transferred Permits or any order, judgment, writ, injunction, determination, award or decree of any Governmental Authority applicable to any Selling Company or the Transferred Assets (collectively, “Orders”), or (iv) contravene the terms of the Certificate of Incorporation or Articles of Incorporation, as applicable, or the By-laws of any Selling Company.

Section 5.4             Transferred Assets.

(a)           Except as set forth on Schedule 5.4(a) of the Disclosure Memorandum, the Selling Companies own and have good and marketable title to, or in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Transferred Assets, free and clear of all Liens, except for Permitted Liens.  At the Closing, the Selling Companies will transfer to the Purchasers, good and marketable title to, or in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Transferred Assets, free and clear of all Liens, except for Permitted Liens.

(b)           The Transferred Assets:  (i) constitute all the assets used or held for use by the Selling Companies in connection with or otherwise related to the Business (other than the Excluded Assets listed on Schedule 2.2 of the Disclosure Memorandum); and (ii) will permit the Purchasers immediately following the Closing to conduct the Business substantially as conducted on the date of this Agreement.  No Subsidiary of any of the Selling Companies that it not a party to this Agreement owns any assets used, held for use or otherwise useful in the Business nor does any such Subsidiary engage, in whole or in part, in the Business.

Section 5.5         Claims and Proceedings.  Except as set forth on Schedule 5.5 of the Disclosure Memorandum, there are no actions, suits, claims or legal or administrative proceedings or investigations, grievances, complaints, charges, inquiries, arbitrations, audits, hearings, or other proceedings (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private and whether at law, in equity or otherwise) commenced, brought, conducted or heard by or before any Governmental Authority, arbitrator or similar tribunal (“Legal Actions”), pending or, to the Knowledge of Selling Companies, threatened, against or involving any of the Selling Companies, the Business, the Transferred Assets or this Agreement or any of the Related Agreements or the transactions contemplated hereby and thereby, and there are no outstanding Orders of any Governmental Authority that relate to any of the Selling Companies, the Business or the Transferred Assets or that purport to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Related Agreements.  To the Knowledge of Selling Companies, no event has occurred and no fact or circumstance exists that could give rise to or serve as a basis for the commencement of any such Legal Actions.

Section 5.6                        SEC Filings; Undisclosed Liabilities.

(a)           The Selling Companies have filed all required reports, schedules, registration statements and other documents with the SEC (the “SEC Filings”).  As of their respective dates of filing with the SEC, the SEC Filings complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the SEC Filings, and none of the SEC Filings when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements included in the SEC Filings have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied (except as otherwise set forth in the notes thereto), complied with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly present for all periods provided the consolidated financial position of Ronson and its consolidated Subsidiaries (including Seller and Ronson Canada) as of the dates thereof and the results of operations and cash flows for the periods covered thereby (subject to normal year-end adjustments and the absence of notes that comply with GAAP in the case of any unaudited interim financial statements).

(b)           Except for (A) those Liabilities that are fully reflected or reserved for in the consolidated financial statements of Ronson included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, the internally prepared management statements dated June 30, 2009, and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 in the form filed with and accepted by the SEC after the date hereof (the “Financial Statements”), (B) Liabilities incurred since June 30, 2009 in the Ordinary Course of Business, (C) Liabilities discharged or paid in full prior to the date of this Agreement in the Ordinary Course of Business, (D) Liabilities incurred in connection with ISRA Compliance, or (E) Liabilities incurred in connection with the Stay Bonuses or the Inventory Agreement, the Selling Companies do not have and have not, since June 30, 2009, incurred, any Liabilities of any nature whatsoever (whether accrued, absolute, matured, determined, contingent, or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP).

Section 5.7          Accounts Receivable.  The Transferred Accounts Receivable, as of the date hereof, arose from bona fide transactions entered into by the Selling Companies involving the sale of inventory or the rendering of a service in the

Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible in the Ordinary Course of Business (but in no event later that 120 days after the Closing Date) net of the respective reserves shown on the Financial Statements (which reserves are adequate and calculated consistent with past practice).  To the Knowledge of the Selling Companies, there is no contest, claim, defense or right of setoff, other than in the Ordinary Course of Business of the Selling Companies, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 5.8          Absence of Certain Changes or Events.  Except as set forth on Schedule 5.8 of the Disclosure Memorandum, since June 30, 2009: (i) the businesses of the Selling Companies have been conducted in the Ordinary Course of Business consistent with past practice, (ii) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had or would be reasonably be expected to have a Material Adverse Effect, (iii) there has been no damage to or destruction or loss of any material asset or property of the Selling Companies, whether or not covered by insurance; (iv) there has been no sale (other than sales of inventories in the Ordinary Course of Business), lease or other disposition of any material asset or property of any of the Selling Companies; (v) there has been no indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with any of the Selling Companies; (vi) there has been no material change in the accounting methods used by any of the Selling Companies; or (vii) there has been no Contract by any of the Selling Companies to do any of the foregoing.

Section 5.9          Governmental Authorization and Compliance with Laws .  Except as set forth on Schedule 5.9(a) of the Disclosure Memorandum, the Selling Companies are, and have been at all times, in compliance with all applicable Legal Requirements, except where such noncompliance will not cause a Material Adverse Effect, and no action or proceeding with respect to any material violation of any such Legal Requirement is pending or, to the Knowledge of the Selling Companies, threatened, and to the Knowledge of the Selling Companies, no event has occurred and no fact or circumstance exists that could give rise to or serve as a basis for any action or proceeding with respect to any material violation of any such Legal Requirement.  Except as set forth on Schedule 5.9(b) of the Disclosure Memorandum, to the Knowledge of Selling Companies, (i) the Selling Companies have all Permits required in connection with the ownership and operation of the Business and the Transferred Assets, except where the failure to obtain any such Permit will not cause a Material Adverse Effect, and (ii) each Transferred Permit is in full force and effect, no action or proceeding to revoke, limit or modify any such Permits is pending or, to the Knowledge of the Selling Companies, threatened and no event has occurred and no fact or circumstance exists that could give rise to or serve as a basis for any action or proceeding to revoke, limit or modify any such Permits.

Section 5.10        Contracts.

(a)           Schedule 5.10(a) of the Disclosure Memorandum sets forth a true, complete and correct listing of all Contracts relating to the Business to which any of the Selling Companies is a party that meet the following criteria:

(i)           Contracts with any Person to sell, distribute or otherwise market any of the products of the Selling Companies;

(ii)           Contracts with any customer of the Selling Companies;

(iii)           Contracts for the purchase of supplies, goods, services, equipment or other assets providing for payments of $25,000 or more in the aggregate or in any 12 month period;

(iv)           Contracts with any manufacturer representatives or brokers;

(v)           Contracts containing covenants not to compete in any line of business, with any particular Person or in any geographical area;

(vi)           Contracts for the leasing of Tangible Business Assets Property that require lease payments in excess of $10,000; and

(vii)           any other Contracts that are material to the Business, or the operations or financial condition of the Selling Companies.

(b)           Copies of Contracts.  The Selling Companies have made available to the Purchasers true and complete copies of each of the contracts that are listed on Schedule 5.10(a) of the Disclosure Memorandum and each of the Transferred Contracts.  In the event that any such Contracts are oral Contracts, the Selling Companies have provided summaries to the Purchasers’ representatives.

(c)           Valid and Binding, Etc.  Except as set forth in Schedule 5.10(c) of the Disclosure Memorandum, all Transferred Contracts are in full force and effect and the applicable Selling Company has received no notice of default under any Transferred Contract, and, to the Knowledge of the Selling Companies:  (x) no other party to any Transferred Contract is in default thereunder, and (y) no condition exists that with notice or lapse of time or both would constitute a default thereunder.  Except as set forth on Schedule 5.10(c) of the Disclosure Memorandum, no approval or Consent of any Person is needed in order that the Transferred Contracts continue in full force and effect following the consummation of the transactions contemplated by this Agreement and the Related Agreements.

Section 5.11        Inventory.  The work-in-process and finished goods inventories of the Selling Companies are currently in good and merchantable condition,

are of a kind and quality which are suitable, usable and salable in the Ordinary Course of Business and are in amounts consistent with prior practice at this time of year.  The materials, supplies and work-in-process, and additions thereto, included in such inventory (i) are at least equivalent in quality to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory consistent with past practices, and (ii) are suitable for the labeling, packaging, marketing and distribution of each company product in a manner at least equivalent in quality to that achieved generally by the Selling Companies in the past.

Section 5.12       Tangible Property.  Except as set forth on Schedule 5.12 of the Disclosure Memorandum, each item of the Transferred Tangible Business Assets Property is in good operating condition and repair, reasonable wear and tear excepted, and is suitable for its intended use.

Section 5.13       Intellectual Property.  Except as may be set forth on Schedule 5.13 of the Disclosure Memorandum:

(a)           The Seller and Ronson own, or otherwise have a valid right to use, the Transferred Intellectual Property, free and clear of all Liens.  The Transferred Intellectual Property constitutes all Intellectual Property used in the Business.  Neither Ronson Canada nor any Subsidiary of any of the Selling Companies (except, in the case of Ronson, Seller) owns any Transferred Intellectual Property or other Intellectual Property used in or useful to the Business.

(b)           Schedule 5.13 of the Disclosure Memorandum sets forth a true and complete list of all subsisting registrations, issuances, filings and applications for any Transferred Intellectual Property filed by the Seller or Ronson.  All of the rights of the Seller and Ronson in the Transferred Intellectual Property owned by the Seller or Ronson, as applicable, are valid and enforceable.

(c)           Schedule 5.13 of the Disclosure Memorandum sets forth a true and complete list of all material IP Licenses used in connection with the Business to which any of the Selling Companies is a party, except commercial, off-the-shelf software.  All such IP Licenses are valid, subsisting, in full force and effect and binding upon the Selling Companies, as applicable, and the other parties thereto in accordance with their terms.

(d)           To the Knowledge of the Selling Companies, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Selling Companies as such rights relate to the Transferred Intellectual Property or to the Business.

(e)           There are no Claims pending or, to the Knowledge of the Selling Companies, threatened, (i) contesting the right of the Selling Companies to use any of the Selling Companies’ products or services currently or previously used by the Selling Companies, or (ii) opposing or attempting to cancel any rights of any of the Seller or Ronson in or to any Transferred Intellectual Property.  To the Knowledge of the Selling Companies, no event has occurred and no fact or circumstance exists that could give rise to or serve as a basis for any such Claims.

(f)           None of the Selling Companies is a party to or bound by any license or other Contract requiring the payment by any of the Selling Companies of any royalty or license payment in connection with the conduct of the Business.

(g)           Schedule 5.13 of the Disclosure Memorandum sets forth a true and complete list and description of all Software used by the Selling Companies, other than commercial, off-the-shelf products.  To the Knowledge of the Selling Companies, all such Software performs in conformance with its documentation. All such Software is fully and freely transferable to the Business Purchaser without any third party Consents.

(h)           After the consummation of the transactions contemplated under this Agreement, the Business Purchaser will own all right, title, and interest in and to or have a valid license to use all the Transferred Intellectual Property on substantially identical terms and conditions as the Selling Companies enjoyed immediately prior to such transactions.

Section 5.14      Real Estate.  Except as set forth on Schedule 5.14 of the Disclosure Memorandum,

(a)           Seller is the owner of good and marketable fee simple title to the Owned Real Property, which is free and clear of all Liens and encumbrances except Permitted Liens.  The Owned Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of such parcel.  The Seller does not own or hold, or is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Owned Real Property or any portion thereof or interest therein.

(b)           The Selling Companies have not received notice of any condemnation proceedings or other taking, and, to the Knowledge of the Selling Companies, none are pending or threatened, affecting the Owned Real Property or any part thereof or sales or other dispositions of the Owned Real Property or any part thereof in lieu of condemnation.

(c)           No portion of the Owned Real Property has suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored.

(d)           With respect to the Owned Real Property, (i) there is a right of ingress and egress and access to public thoroughfares to and from the Owned Real Property, (ii) the Owned Real Property has adequate water supply and sewer service for the present use thereof and all sewer service and water supply facilities required for the present use of the Owned Real Property are fully installed and operating, and (iii) all curb cut and street opening permits or licenses required for vehicular access to and from any part of the Owned Real Property to any adjoining public street have been obtained and, if required, paid for by the Seller and are in full force and effect.

(e)           All Permits and Consents of all Governmental Authorities having jurisdiction over the Owned Real Property or from all insurance companies and fire rating and other similar boards and organizations in connection with the construction, use, occupancy, operation and maintenance of the Owned Real Property are in full force and effect in accordance with the respective terms thereof, and none has been amended, assigned, pledged or otherwise transferred.  There is no alteration, improvement or change in use of any Owned Real Property caused by any Selling Company that would require any new Permits and Consents of any Governmental Authorities or amendment of any such existing Permits or Consents.  The condition and use of the Owned Real Property conforms to each such existing Permits or Consents.  To the Knowledge of the Selling Companies, the Seller is in compliance with all Legal Requirements relating to the Owned Real Property including those relating to zoning, building, subdivision and land use restrictions that are applicable to any portion of the Owned Real Property, and the Seller has received no notice of violation or claimed violation of any such Legal Requirements.  The use, occupancy and operation of the Owned Real Property as currently used, occupied and operated does not constitute a nonconforming use under the Development Ordinance of the Township of Woodbridge.

(f)           To the Knowledge of the Selling Companies, (i) the Owned Real Property including, without limitation, all building systems and equipment, all structural components, the roof, all plumbing, electrical, mechanical, heating, ventilating, air conditioning and sprinkler systems, and all sewer, waste water, storm water, paving and parking equipment, systems and facilities, are fully installed, operating, in good condition and repair and no extraordinary repair or improvement expense with respect thereto is currently anticipated, and (ii) the electricity service and all other public or private utilities serving the Owned Real Property are fully installed and operating and enter the Owned Real Property through adjoining public streets or through valid easements across adjoining private lands, and all installation, connection and capital recovery charges in connection therewith have been paid in full.

(g)           To the Knowledge of the Selling Companies, there is no pending or proposed, contemplated or anticipated (i) annexation, condemnation, eminent domain or similar proceeding affecting, or that may affect, all or any portion of the Owned Real Property, (ii) proceeding to change or redefine the zoning classification of all or any portion of the Owned Real Property, (iii) imposition of any special or other assessments against the Owned Real Property for public betterments or otherwise, (iv) special assessments affecting the Owned Real Property or any portion thereof that are or would be payable by any Selling Company or could result in a Lien against any of the Owned Real Property, (v) change in any applicable Legal Requirement relating to the use, occupation or operation of the Owned Real Property, (vi) tax certiorari proceeding with respect to the Owned Real Property, or (vii) changes in road patterns or grades that may adversely affect access to any roads providing means of ingress or egress from the Owned Real Property.

(h)           The Seller has received no notice from any Governmental Authority, licensed site remediation professional, insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of the Owned Real Property, and there are no outstanding requirements or recommendations from any of the foregoing.

(i)            Copies of the current real estate tax bills and current utility bills for the Owned Real Property have been delivered to Real Property Purchaser by the Seller.

(j)           The Seller does not owe any monies to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied in connection with the Owned Real Property for which such person could claim a lien against any of the Owned Real Property.

(k)           The Seller has not transferred any development or mineral rights applicable to the Owned Real Property.

Section 5.15      Environmental Matters.

(a)           Except as may be set forth on Schedule 5.15(a), the operations of the Selling Companies at the Sites comply in all material respects with all applicable Environmental Laws, and no Legal Action with respect to any violation by Selling Companies of any Environmental Laws with respect to the Sites is pending or, to the Knowledge of the Selling Companies, threatened, and to the Knowledge of the Selling Companies, no event has occurred and no fact or circumstance exists with respect to the Sites that could give rise to or serve as a basis for any such Legal Action.

(b)           Except as may be set forth on Schedule 5.15(b), (i) the Selling Companies have all material Permits and Consents required pursuant to Environmental Laws in connection with the ownership or operation of the Business or the Transferred Assets, (ii) each such Permit or Consent is in full force and effect, no Legal Action to revoke, limit or modify any such Permit or Consent is pending or, to the Knowledge of the Selling Companies, threatened and no event has occurred and no fact or circumstance exists that could give rise to or serve as a basis for any such Legal Action; and (iii) the Selling Companies and their ownership and operation of the Business and the Transferred Assets are in material compliance with all terms and conditions thereof.

(c)           Except as may be set forth on Schedule 5.15(c), the Selling Companies have not received written notice of any pending claim alleging the Selling Companies have Liability under Environmental Laws arising from any Release of a Hazardous Substance at any Site and, to the Knowledge of the Selling Companies, no such claim is threatened.

(d)           Except as may be set forth on Schedule 5.15(d), none of the Selling Companies is subject to any written agreement with any Governmental Authority or any other Person by which any of the Selling Companies have assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition with respect to any Site arising from or relating to a Release or threatened Release of a Hazardous Substance or violation of any Environmental Laws.

(e)           Except as may be set forth on Schedule 5.15(e), there is not now and has been no Release of a Hazardous Substance at any Site in form or quantity requiring remedial action or other response under Environmental Laws.

(f)           Except as may be set forth on Schedule 5.15(f), the Selling Companies have provided the Real Property Purchaser with copies of all reports and results of investigations concerning the Release or presence of any Hazardous Substance on, at, under or migrating from any Site in the Selling Companies’ possession.

(g)           Site Listing.  Except as may be set forth on Schedule 5.15(g), no Site is a treatment, storage or disposal facility, as defined in and regulated under any Environmental Law, is on or ever was listed or is proposed to be listed on the National Priorities List pursuant to CERCLA, or on any similar state list of sites requiring investigation or clean up.

(h)           Tanks; No Asbestos.  Except as may be set forth on Schedule 5.15(h), to the Knowledge of the Selling Companies, there currently are no, and there have never been, any (A) underground or aboveground storage tanks, active or abandoned at any Site, (B) asbestos or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Owned Real Property, or incorporated into other assets of any of the Selling Companies in violation of Environmental Laws; (C) electrical transformers, capacitors, fluorescent light fixtures with ballasts, or other equipment containing polychlorinated biphenyls on the Owned Real Property in violation of Environmental Laws, or (D) asbestos-containing material of any kind or nature at the Owned Real Property in violation of Environmental Laws.  With respect to the tanks listed on Schedule 5.15(h), to the Knowledge of the

Selling Companies, any such tanks are in good condition and repair and are in compliance with all Environmental Laws.

(i)           Environmental Reports.  There has been no written environmental audit, report or investigation with respect to any Site conducted by, nor is there any in the possession of, any of the Selling Companies, except for the environmental reports and audits listed on Schedule 5.15(i), complete and accurate copies of which have been provided to Real Property Purchaser.

Section 5.16       Warranty Claims .  Schedule 5.16 of the Disclosure Memorandum sets forth true, complete and correct copies of the product warranty policies of the Selling Companies and, except as set forth on Schedule 5.16 of the Disclosure Memorandum, to the Knowledge of the Selling Companies, there have been no material claims for breach of warranty with respect to any product labeled, packaged, marketed or distributed by the Selling Companies since January 1, 2008.  Except as set forth on Schedule 5.16 of the Disclosure Memorandum, since January 1, 2008 there have been no product liability claims asserted against the Selling Companies other than product returns in the Ordinary Course of Business.

Section 5.17       Brokers.  Except as set forth on Schedule 5.17 of the Disclosure Memorandum, no broker, finder, agent or similar intermediary has acted on behalf of the Selling Companies in connection with this acquisition or this Agreement or any Related Agreement and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection with this Agreement or any of the Related Agreements based on any agreement, arrangement or understanding with the Selling Companies or any action taken by any of the Selling Companies.

Section 5.18                        Tax Matters.

(a)           Except as set forth on Schedule 5.18 of the Disclosure Memorandum, all Tax Returns required to be filed by or with respect to the Selling Companies have been properly prepared and timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b)           Except as set forth on Schedule 5.18 of the Disclosure Memorandum, the Selling Companies have fully and timely paid all Taxes owed by them (whether or not shown on any Tax Return), and have made or will, prior to the Closing Date, make adequate provision on the financial records for the payment of any Taxes that are not yet due and payable or that are being contested in good faith, for all taxable periods or portions thereof, ending on or before the Closing Date.  The charges, accruals, and reserves with respect to Taxes on the books of the Selling Companies are or will be adequate and are at least equal to the Selling Companies’ Liability therefor as adjusted for operations and transactions through the Closing Date in accordance with past practices and customs observed in filed Tax Returns relating to the Selling Companies.

(c)           There are no Liens for Taxes upon the assets or properties of the Selling Companies, except for statutory Liens for current Taxes not yet due.

(d)           Ronson Canada is a registrant for the purposes of the Excise Tax Act and its registration number is 121778682.  Ronson Canada has not been and is not now a financial institution for the purpose of the Excise Tax Act.  Ronson Canada is not a non-resident of Canada for the purposes of the Income Tax Act.

Section 5.19      Export Compliance.  To the Knowledge of the Selling Companies, each Selling Company is in compliance with, the Business has been conducted in compliance with, and the Transferred Assets have been owned and used in compliance with, all Legal Requirements relating to international trade and investment, including the Cuban Democracy Act, Foreign Corrupt Practices Act of 1977; trade sanctions and embargoes against various countries under the International Emergency Economic Powers Act and the Trading with the Enemy Act; export controls under the Export Administration Regulations; the Iran and Libya Sanctions Act of 1996; the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act of 1996 (also known as the Helms-Burton Act); antiboycott laws administered by the U.S. Commerce Department under the Export Administration Regulations and by the U.S. Treasury Department under Section 999 of the Code; and the Economic Espionage Act of 1996.

Section 5.20      Employees and Employee Benefit Plans.

(a)           List of Plans; Compliance.  Schedule 5.20(a) of the Disclosure Memorandum sets forth a complete and correct list of all Employee Benefit Plans of the Selling Companies.  Each of the Employee Benefit Plans is in material compliance with all applicable Legal Requirements.  None of the Employee Benefit Plans is a “Multi-Employer Plan” (as defined in Section 3(37) of ERISA).

(b)           Contributions.  Except as disclosed in Schedule 5.20(b) of the Disclosure Memorandum, full payment has been made of all amounts that are required under the terms of each Employee Benefit Plan to be paid by any of the Selling Companies as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Benefit Plan and all periods thereafter up to the Closing Date.

(c)           Continuation Requirements.  Each of the Selling Companies has, at all times, complied, and currently complies with the applicable continuation requirements for its welfare benefit plans, including (A) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and (B) any applicable state statues mandating health insurance continuation coverage for employees.

(d)           Labor and Employment Matters.  Except as set forth on Schedule 5.20(d) of the Disclosure Memorandum, (i) there are no pending, or to the Knowledge of the Selling Companies, threatened, labor or employment disputes or controversies, including any Legal Actions alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or unlawful Tax withholding practices; (ii) there is no strike, slowdown, work stoppage, lockout or other material job action underway, or to the Knowledge of the Selling Companies, threatened, and no such job action has occurred in the past three (3) years; (iii) with respect to the transactions contemplated by this Agreement and the Related Agreements, any notice required under any Legal Requirement or Contract has been or, prior to the Closing, will be given in a timely manner, and all bargaining obligations with any employee representative have been or, prior to the Closing, will be satisfied; and (iv) within the past three (3) years, none of the Selling Companies has implemented any plant closing or layoff of employees that could implicate the WARN Act, and the transactions contemplated by this Agreement will not require any action with respect to the WARN Act.  To the Knowledge of the Selling Companies, no event has occurred and no circumstances exist which could result in any of the foregoing representations and warranties in this Section 5.20(d) being false, inaccurate or misleading.

Section 5.21       Insurance .  Schedule 5.21 of the Disclosure Memorandum sets forth a complete and accurate list of all insurance policies of any kind or nature that cover or which are related to the Business or any of the Transferred Assets.  Except as set forth on Schedule 5.21 of the Disclosure Memorandum, there are no claims that relate to the Business or the Transferred Assets currently pending under any such insurance policies and, to the Knowledge of the Selling Companies, there has been no occurrence and no fact or circumstance exists that could give rise to or serve as the basis for any such claim.  All such policies (i) are in full force and effect, (ii) are sufficient for the Selling Companies to comply with all Legal Requirements and all Contracts, and (iii) are legal, valid, binding, and enforceable policies.  Such policies provide coverage (for full replacement value) against loss or damage to the property of others held by any of the Selling Companies or otherwise located at any facility of any of the Selling Companies, including goods consigned to any of the Selling Companies.  All premiums with respect to such insurance policies are paid current in accordance with policy terms.  Complete and correct copies of such policies have been furnished to Purchasers.  The Selling Companies shall use commercially reasonable efforts to cause all such insurance policies, or comparable coverage, to be continued in full force and effect on identical terms through the Closing Date.

Section 5.22      [Reserved]

Section 5.23      Board Approval.  The Board, by resolutions duly adopted at a meeting called and held, has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Ronson, (ii) adopted a resolution approving this Agreement and the transactions contemplated hereby, (iii) recommended that the shareholders of Ronson approve this Agreement and the transactions contemplated hereby, and (iv) directed that such matters be submitted for consideration by the shareholders of Ronson in accordance with Legal Requirements.

Section 5.24       Disclosure.  No representation or warranty by any of the Selling Companies in this Agreement, and no statement made by any of the Selling Companies in the Schedules of the Disclosure Memorandum, any Related Agreements or any certificate or other document furnished or to be furnished to Purchasers pursuant hereto or thereto, or in connection with the negotiation, execution or performance of this Agreement and the Related Agreements contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchasers, jointly and severally, hereby represent and warrant to the Selling Companies as follows:

Section 6.1        Due Incorporation; Organization; Qualification.

(a)           The Business Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own and operate its property and assets and to conduct its business as currently conducted.  The Real Property Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its property and assets and to conduct its business as currently conducted.

(b)           Each of the Purchasers is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the location of it business or properties requires such qualification, except where the failure to be so qualified or so authorized would not reasonably be expect to have a Material Adverse Effect on the ability of the Purchasers to consummate the transactions contemplated by this Agreement or by the Related Agreements.

Section 6.2         Charter Documents and Corporate Records.  The Business Purchaser has delivered to the Selling Companies true and complete copies of the Certificate of Incorporation and By-laws of the Business Purchaser.  The Business Purchaser is not in violation of any of the provisions of its Certificate of Incorporation or

By-laws.  The Real Property Purchaser has delivered to the Selling Companies true and complete copies of the Certificate of Incorporation and Bylaws of the Real Property Purchaser.  The Real Property Purchaser is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

Section 6.3        Authority to Execute and Perform Agreements; Due Execution and Enforceability.

(a)           The execution, delivery and performance by the Purchasers of this Agreement and the Related Agreements to which either of the Purchasers is or will be a party and the consummation by the Purchasers of the transactions contemplated hereby and thereby are within the Purchasers’ corporate powers and have been duly authorized by all necessary corporate action on the part of the Purchasers.  This Agreement and the Related Agreements to which either of the Purchasers is a party have been, and each Related Agreement to which either of the Purchasers will be a party, will be, duly executed and delivered by the Purchasers and (assuming due execution and delivery hereof by the other parties hereto and thereto) this Agreement and any Related Agreements to which either of the Purchasers is or will be a party constitute or, when executed and delivered by the Purchasers, will constitute the valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

(b)           The execution and delivery by the Purchasers of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and the performance by the Purchasers of this Agreement and the Related Agreements in accordance with their terms and conditions do not and will not (i) require the Purchasers to obtain any Consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person, (ii) violate any Legal Requirement applicable to the Purchasers or their respective assets or securities or, (iii) contravene the terms of the Certificate of Incorporation or the By-laws of the Purchasers.

Section 6.4         Claims and Proceedings.  There are no actions, suits, claims or legal or administrative proceedings or investigations, pending or, to the knowledge of the Purchasers, threatened, against or involving the Purchasers that purport to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Related Agreements.

Section 6.5         Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of any of the Purchasers or their Affiliates in connection with this acquisition or this Agreement or any Related Agreement and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection with this Agreement or any of the Related Agreements based on any agreement, arrangement or understanding with the Purchasers or their Affiliates or any action taken by the Purchasers or their Affiliates.

Section 6.6         GST.  The Business Assets Purchaser will be, as of the Closing Date, duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act with respect to goods and services.

Section 6.7         No Financing Contingency.  The obligations of the Purchasers to complete the transactions contemplated by this Agreement are not subject to any condition or contingency that either of the Purchasers obtain any financing.

ARTICLE VII

COVENANTS

Section 7.1          Interim Operating Covenants.  From the date hereof until the Closing, except as set forth on Schedule 7.1 of the Disclosure Memorandum, the Selling Companies shall use commercially reasonable efforts to preserve intact the Business and shall continue to operate the Business in the Ordinary Course of Business.  The Selling Companies shall consult with Purchasers prior to taking any action or entering into any Contract or transaction that may be of strategic importance to the Business other than customer or supplier Contracts entered into in the Ordinary Course of Business.

Section 7.2         Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement and each Related Agreement, each party hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement and the Related Agreements, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, Consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and by the Related Agreements.

Section 7.3         Access .  Upon reasonable prior notice and subject to applicable Legal Requirements, the Selling Companies will afford to the officers, employees, accountants, counsel and other representatives of Purchasers, reasonable access, during the period prior to the Closing, to all of the properties, books, contracts, commitments and records of the Selling Companies relating to the Transferred Assets or the Business, and, upon prior notice and approval by the Selling Companies (which shall not be unreasonably withheld), access to all employees, customers, and suppliers of the Selling Companies, as may be reasonably requested by the Purchasers.  During such period, the Selling Companies shall promptly furnish to the Purchasers and their representatives all other information concerning the Transferred Assets as the Purchasers may reasonably request.  The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement, dated May 29, 2009, between Ronson Corporation and Zippo Manufacturing Company (the “Confidentiality Agreement”).  Any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business and shall be subject to such reasonable restrictions the Selling Companies shall deem necessary for such purpose.  Purchasers shall perform no sampling of soil or other substrate, groundwater or surface water without Selling Companies’ written approval, which shall not be unreasonably withheld, conditional or delayed, provided that Selling Companies hereby consent to the sampling proposed on Schedule 7.6 of the Disclosure Memorandum.  Purchasers agree that (i) the results of any such sampling shall be held in accordance with the Confidentiality Agreement; (ii) Purchaser and Purchasers’ representatives shall not report the results of any such sampling to any Person, including without limitation, any Governmental Authority and Purchasers shall not retain a Licensed Site Remediation Professional as defined under the Environmental Laws of the State of New Jersey, it being understood that Purchasers may retain Environ Corp., provided that Environ may not disclose the results of Purchasers’ investigation to any Licensed Site Remediation Professional in the employ of Environ or any other person other than Purchasers and Purchasers’ representatives who are subject to the confidentiality provisions herein; and (iii) prior to Closing, neither Purchasers nor any of Purchasers’ representatives shall provide the results of any such sampling or other environmental investigation after the date hereof to the Selling Companies or any representative of the Selling Companies except upon a written request from the Selling Companies to the Purchasers to obtain such results.  Purchasers shall indemnify the Selling Companies for all Liabilities arising out of the negligence or willful misconduct of Purchasers’ agents’ entry onto the Real Property.  Prior to any sampling, Purchasers shall provide the Selling Companies with evidence of insurance reasonably satisfactory to the Selling Companies.  No information or knowledge obtained in any investigation pursuant to this Section 7.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the Disclosure Memorandum or the conditions to the obligations of the parties to consummate the transaction contemplated by this Agreement or any Related Agreement provided, however, the Purchasers shall notify in writing the Selling Companies if any of their officers who have had active involvement in the negotiation of the transactions contemplated hereby has actual knowledge of information that causes a representation or warranty to be false or misleading, subject to the limitations on disclosure of the results of any environmental sampling or other investigation as provided in this Section 7.3.

Section 7.4         Confidentiality.  After the Closing, the Selling Companies shall hold, and shall use their commercially reasonable efforts to cause their respective advisors and other representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all confidential documents and information concerning the Purchasers or the Business, except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Person or its Affiliates or (ii) later lawfully acquired by such Person from sources other than those related to its prior ownership of the Transferred Assets or those known to such Person to be under an obligation of confidentiality to the Purchasers.  The obligation of each such Person to hold any such information in confidence shall be satisfied if such Person exercises the same care with respect to such information as such Person would take to preserve the confidentiality of such Person’s own similar information.

Section 7.5         Intellectual Property Matters.

(a)           The Seller or Ronson, as applicable, shall notify the Purchasers if it knows that any of the Transferred Intellectual Property is being infringed, or if it has received notice of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the courts of the United States or the several states, the U.S. Patent and Trademark Office (the “PTO”), the U.S. Copyright Office (the “Copyright Office”) or any other Governmental Authority (including the Canadian Intellectual Property Office).

(b)           The Seller and Ronson shall take all commercially reasonable actions consistent with good business practices to protect and maintain the Transferred Intellectual Property.

(c)           At Closing, the Selling Companies and their respective Affiliates shall take any and all action to cause the certificates of incorporation of each Selling Company to be amended to remove any reference to “Ronson” or any other Trademark assigned herewith and to change the corporate name of such Selling Company to a name that does not incorporate and is not confusingly similar to “Ronson” or any other Trademark assigned herewith and to register such change of name with the Treasurer of the State of New Jersey.  Except with respect to the Aviation Mark from and after the Closing, the Selling Companies shall not, and shall not permit their respective Affiliates to, use the name “Ronson,” any derivative thereof, or any name confusingly similar thereto, as a corporate name, trade name, domain name, trademark, service mark or for any other purpose.

Section 7.6                        Industrial Site Recovery Act; Environmental Remediation Holdback.

(a)           The Purchasers acknowledge that the Owned Real Property constitutes an “industrial establishment” as defined under the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and regulations promulgated thereunder (“ISRA”).  The Selling Companies shall, at their sole cost and expense, obtain from the NJDEP pursuant to ISRA, as the same may be hereafter amended, whatever approvals are required to permit the consummation of the transaction contemplated herein (“ISRA Closing Compliance”).  The Selling Companies shall diligently pursue such ISRA Closing Compliance and the Purchasers shall cooperate, at no cost to Purchasers (other than their internal overhead or legal expenses or consulting expenses or similar expenses to review the Selling Companies’ work), with the Selling Companies’ efforts to obtain ISRA Closing Compliance.  In the event that the ISRA Closing Compliance for the Owned Real Property shall be in the form of a remediation agreement pursuant to N.J.S.A. 13:1K-9(e), (i) the Selling Companies shall execute an application for a remediation agreement that is accurate and complete and reviewed by and reasonably acceptable to the Real Property Purchaser; (ii) the Selling Companies shall fund a remediation funding source (in form acceptable under applicable Legal Requirements (other than a self guarantee) that is reasonably acceptable to the Real Property Purchaser (which may be a remediation trust fund held by a bank or counsel for the Selling Companies)) as required by ISRA at Closing (the “ISRA Remediation Funding Source”) which shall be deemed part of ISRA Closing Compliance for the purpose of this Section 7.6 and Section 4.1(g); and (iii) after the Closing, the Selling Companies shall be responsible for doing whatever is necessary, at their sole cost and expense, to obtain ISRA Compliance, as hereinafter defined, for the Owned Real Property all in form and manner reasonably acceptable to the Real Property Purchaser, subject to the terms of this Section 7.6(a).  Without limiting the generality of the foregoing, the Selling Companies shall cause to be filed with the NJDEP a General Information Notice (GIN) which shall be in the customary form and which shall check the box for “cessation of operations” at Item 5 thereon (as well as sale of the business) and check the option for compliance with the Technical Regulations at Item 9 thereon, as soon as possible following the date hereof (but in no event later than five (5) calendar days following the date hereof).  The provisions of this Section 7.6(a) shall survive the Closing.  In fulfilling their obligation under this Section 7.6(a), the Selling Companies shall (i) confer with the Real Property Purchaser and keep the Real Property Purchaser reasonably informed of all actions undertaken, and (ii) provide copies of all documents to be filed with any Governmental Authority to the Real Property Purchaser for review and comment prior to filing the same, provided Purchaser’s review and comment shall not unreasonably delay submission of such documents.  The Selling Companies shall be solely responsible for all proposals, negotiations, discussions and agreements with the NJDEP pursuant to ISRA.  Purchasers shall not make proposals to or negotiate with the NJDEP pertaining to the Selling Companies’ efforts to comply with ISRA.  Purchasers shall be liable for any Hazardous Substance Released on, at, under or from the Owned Real Property on and after the Closing, unless Released by the Selling Companies or any of the Selling Companies’ representatives, including the costs to achieve ISRA Compliance for such Hazardous Substances and, upon the Selling Companies’ receipt of

ISRA Compliance for the Owned Real Property, the Real Property Purchaser shall be responsible for compliance with all requirements of Environmental Laws with respect to the Owned Real Property.  After the Closing, the Selling Companies and the Selling Companies’ representatives shall have reasonable access to the Owned Real Property, upon commercially reasonable prior notice, to perform whatever work is necessary to achieve ISRA Compliance.  So long as the Selling Companies shall use reasonable efforts to avoid interfering with Purchasers’ activities on the Owned Real Property, Purchasers waives any right they may have now or in the future to assert any claim on Purchasers’ behalf, or on behalf of any third party, against the Selling Companies arising from or in any way related to interference with the right to the quiet use and enjoyment of the Owned Real Property, including, without limitation, loss of income, rents or profits, arising from the effort to achieve ISRA Compliance.  Further, so long as the Selling Companies are diligently complying with the obligations set forth in this Section 7.6 or have obtained ISRA Compliance, Purchasers waive any right they may have now or in the future to assert any claim on Purchasers’ behalf, or on behalf of any third party, against the Selling Companies arising from or in any way related to diminution of property value or loss of income, rents or profits arising from or related to the presence of Hazardous Substances on, at, under or migrating from the Owned Real Property.  The Selling Companies shall indemnify the Real Property Purchaser for all Liabilities arising out of the negligence or willful misconduct of the Selling Companies’ and their agents’ entry onto the Owned Real Property in the performance of any work required under this Section 7.6.  Prior to any sampling, the Selling Companies shall provide the Real Property Purchaser with evidence of insurance satisfactory to the Real Property Purchaser.  The term “ISRA Compliance” shall mean obtaining a no further action letter from the NJDEP or a response action outcome statement from a Licensed Site Remediation Professional, approving the Selling Companies’ negative declaration or ISRA Remedial Action Workplan implementation with respect to Hazardous Substances Released on, at, under or from the Owned Real Property prior to the Closing.  The Real Property Purchaser and the Selling Companies agree that ISRA Compliance shall be obtained to standards applicable to non-residential properties which may be subject to “engineering controls” or “institutional controls,” as those terms are defined under applicable Environmental Laws, and the Real Property Purchaser agrees to reasonably cooperate with that approach at no cost to the Purchasers (other than internal overhead or legal expenses or consulting expenses or similar expenses to review the Selling Companies’ compliance) including by assuring written consent as may be required from the Real Property Purchaser to effectuate that approach.  Notwithstanding anything contained herein, Purchasers acknowledge that the Selling Companies may record a remediation agreement in the title record for the Owned Real Property to the extent required pursuant to Environmental Laws including ISRA, and the Real Property Purchaser shall cooperate with such requirement including by signing any consent required therefore.

(b)           In the event that the Real Property Purchaser determines, in its discretion, that the amount of funds in the ISRA Remediation Funding Source is inadequate to fully resolve and/or address any Liability or Losses under any Environmental Laws at or related to the Owned Real Property or arising from Release of Hazardous Substance(s) at the Owned Real Property and the amount of the ISRA Remediation Funding Source is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), the Selling Companies shall fund from the Closing Payment an additional remediation funding source in an aggregate amount, together with the ISRA Remediation Funding Source, of up to $250,000, as determined by the Real Property Purchaser (the “Additional Remediation Funding Source”).  The Additional Remediation Funding Source shall be held in escrow pursuant to the Escrow Agreement and be used exclusively for resolving and/or addressing any Liability or Losses in connection with obtaining ISRA Compliance at or related to the Owned Real Property or arising from Release of Hazardous Substance(s) at the Owned Real Property existing, in any case, on the Closing Date.  The Purchasers shall not incur any costs to perform any work that is the Selling Companies’ obligation under this Section 7.6, unless the Selling Companies shall have failed to diligently pursue their obligations under this Section 7.6, and Purchaser shall have provided the Selling Companies with thirty (30) days notice of Purchasers’ intent to perform such work and the Selling Companies shall have failed within such thirty (30) day period to commence and diligently pursue compliance.  In the event that the Additional Remediation Funding Source is inadequate to obtain ISRA Compliance, and the Selling Companies shall fail to diligently pursue obtaining the ISRA Compliance after notice and an opportunity to cure, as provided above, the Real Property Purchaser shall be entitled to, in addition to any other remedies available to it, additional funding for remediation from the Escrow Account.  The Selling Companies shall retain rights to coverage under any insurance policies, if any, that may provide coverage for the Liabilities , Losses and work required of the Selling Companies under this Section 7.6, or otherwise under this Agreement with respect to Liability under Environmental Laws.

Section 7.7         Collection of Transferred Accounts Receivable.  The Selling Companies agree that, from and after the Closing, the Purchasers shall have the right and authority to collect for the Purchasers’ own account or for the account of its Affiliates all Transferred Accounts Receivable.  The Purchasers shall have the right to endorse with the name of the Selling Companies, as applicable, on any checks received on account of any Transferred Accounts Receivable.  The Selling Companies agree to promptly transfer and deliver to the Purchasers, any cash or property that the Selling Companies or their respective Affiliates may receive in respect of any Transferred Accounts Receivable.

Section 7.8         Collection of Other Payments .  In addition to the obligations set forth above in Section 7.7, if, at any time or from time to time after the Closing, the Selling Companies or any of their Affiliates receives any cash payments in respect of Transferred Assets (including cash insurance or condemnation proceeds referred to in

Section 2.1(a)(ix) and Section 2.1(b)(ii)) (the “Post-Closing Collection Amounts”), (a) such Post-Closing Collection Amounts shall be received by the receiving party as agent for and on behalf of the Purchasers, and (b) the receiving party shall promptly notify the Purchasers thereof and shall promptly remit all such receipts to the Purchasers as soon as practicable, and shall provide to the Purchasers appropriate information as to the nature, source and classification of such payment.

Section 7.9          Post-Closing Access.  From and after the Closing, upon reasonable prior notice and subject to applicable Legal Requirements, (i) the Purchasers shall afford to the Selling Companies and their respective accountants, counsel and other representatives reasonable access to such books and records of the Business as may be reasonably requested by the Selling Companies in connection with any obligations or Legal Requirements of the Selling Companies or with the enforcement of such Selling Company’s rights hereunder and (ii) the Selling Companies shall afford to the Purchasers and their respective accountants, counsel and other representatives reasonable access to (1) all financial books and records of the Business that are Excluded Assets as may be requested by the Purchasers for any purpose and (2) such other books and records of the Selling Companies as may be reasonably requested by the Purchasers in connection with any obligations of the Purchasers or with the enforcement of Purchasers’ rights hereunder.  Any information so disclosed will be subject to the provisions of Section 7.4.  Notwithstanding the foregoing, no party shall be required to disclose any information pursuant to this Section 7.9 to the extent such disclosure would, in the opinion of counsel, reasonably be expected to result in a waiver or other loss of attorney-client, work-product or other similar legal privilege.  The Selling Companies agree to maintain and afford access (including the right to make copies) to the Purchasers to all books and records of the Business for a period of at least six (6) months following the Closing Date.

Section 7.10      Exclusivity.

(a)           From the date of this Agreement through the Closing Date (or earlier if this Agreement is terminated by its terms prior to such date), Ronson will not, and will cause its officers, directors, employees, representatives and Affiliates not to: (a) solicit, initiate or encourage the submission of any Acquisition Proposal from any Person, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, solicit, initiate, encourage, assist or participate in, or knowingly facilitate in any other manner any effort or attempt by and Person to do or seek any of the foregoing.

(b)           Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to Closing: (i) Ronson has received a bona fide written proposal from a third party; (ii) the Board determines in good faith, after consultation with its financial advisors and counsel, that such proposal constitutes a Superior Proposal; and (iii) such action is necessary to comply with its fiduciary duties to the shareholders of Ronson under applicable Legal Requirements, then Ronson may (x) furnish information with respect to the Selling Companies to the Person making such proposal; and (y) participate in discussions or negotiations with such Person regarding such proposal; provided that Ronson shall have notified the Purchasers in writing (which may be by electronic mail) at least twenty-four (24) hours prior to any determination concerning a proposal pursuant to this Section 7.10(b).

(c)           Notwithstanding anything to the contrary in this Agreement, if Ronson receives a proposal which constitutes a Superior Proposal, the Board may, at any time prior to the Closing, if the Board determines in good faith, after consultation with counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of Ronson under applicable Legal Requirements, terminate this Agreement to pursue a definitive agreement with respect to such Superior Proposal.

Section 7.11       Conveyance Taxes.  The Business Purchaser agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, or similar Taxes incurred as a result of the transfer of the Business Assets.  The Seller and the Real Property Purchaser each agree to pay one-half of all sales, use, value added, transfer, stamp, registration, documentary, excise, or similar Taxes incurred as a result of the sale and transfer of the Owned Real Property, including any realty transfer fees and “mansion tax,” if any, payable in connection with the sale of the Owned Real Property.  The Selling Companies and the Purchasers agree to jointly file all required change of ownership and similar statements.

Section 7.12       Shareholder Approval.

(a)           In connection with Ronson’s shareholder meeting, Ronson shall, as promptly as reasonably practicable after the execution of this Agreement, prepare and file with the SEC a proxy statement (as it may be amended or supplemented from time to time, the “Proxy Statement”) related to the consideration of the proposals to be brought before Ronson’s shareholders’ meeting.  The Purchasers shall provide all reasonable cooperation to Ronson and its representatives in connection with the preparation of the Proxy Statement and any amendments and supplements thereto including promptly furnishing to Ronson, upon request, any and all information as may be required to be set forth in the Proxy Statement under applicable Legal Requirements or by the SEC.

(b)           The Purchasers represent, warrant, covenant and agree that none of the information supplied in writing by or on behalf of the Purchasers expressly for inclusion in the Proxy Statement shall, in the case of the Proxy Statement, at the date it is first mailed to Ronson’s shareholders and at the time of Ronson’s shareholder meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)           Aronson hereby covenants and agrees that, provided the Board has approved the transactions contemplated by this Agreement, he shall vote all shares of Ronson owned by him or for which he holds a proxy or other right to vote in favor of consummation of the transactions contemplated by this Agreement.

Section 7.13       Change of Corporate Names.  On or before the Closing Date, each of the Selling Companies shall amend its Certificate of Incorporation and take all other actions necessary to change its name to remove the word “Ronson” and will not use a name containing any Trademark included in the Transferred Intellectual Property.

Section 7.14       Stay Bonuses.  The Business Assets Purchaser agrees to assume the obligation of the Selling Companies to pay at the Closing bonuses to certain employees of the Selling Companies (the “Stay Bonuses”) in the aggregate amount of $227,000.00 reduced by all withholdings required by applicable Legal Requirements (which withholdings shall be paid by the Selling Companies) (the “Stay Bonus Amount”).  The employees to whom Stay Bonuses shall be payable, and the individual amounts of Stay Bonuses, shall be determined by the Chief Restructuring Officer of Ronson, and the Business Assets Purchaser shall pay, pursuant to the terms of this Agreement, the Stay Bonuses as the Chief Restructuring Officer of Ronson shall direct.

ARTICLE VIII

NON-COMPETITION

Section 8.1         Covenants Against Competition.  The Selling Companies acknowledge that (i) the Business is conducted by the Selling Companies throughout the United States, Canada and Mexico (the “Territory”); (ii) the Selling Companies have trade secrets of, and confidential information concerning, the Business and the Transferred Assets; (iii) the agreements and covenants contained in this ARTICLE VIII are essential to protect the Business and goodwill of the Selling Companies relating to the Business and the Transferred Assets; and (iv) the Purchasers could not undertake the transactions contemplated by this Agreement or by the Related Agreements but for such agreements and covenants.  Accordingly, the Selling Companies covenant and agree as follows:

(a)           Non-Compete.  For a period of three (3) years following the Closing Date (the “Restricted Period”), the Selling Companies shall not, directly or indirectly, anywhere in the Territory, (i) except on behalf of the Purchasers or their Affiliates, engage in any business activities that are the same or similar to the Business for such Selling Company’s personal benefit or the benefit of any other Person which engages in any business activities that are the same as or similar to the Business; (ii) except as agreed to in writing by Business Purchaser and the applicable Selling Company, render any services relating to any business activities that are the same or similar to the Business to any Person (other than for the Purchasers) engaged in such activities or to any Person who was a customer of the Selling Companies as of the Closing Date or during the 12 months preceding the Closing Date; or (iii) become interested in any Person described in clause (ii) above, in any capacity, including as a partner, shareholder, investor, principal, agent, lender, creditor, trustee or consultant; provided, however, the Selling Companies may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Selling Company is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           Employees of the Companies.  Except as agreed to in writing by the Business Purchaser and the applicable Selling Company, during the Restricted Period, such Selling Company shall not, directly or indirectly, hire or solicit any employee of such Selling Company who has accepted a position with either of the Purchasers or their applicable Affiliates, or encourage any such employee to terminate his or her relationship with either of the Purchasers or their applicable Affiliates.

Section 8.2         Severability of Covenants.  The Selling Companies acknowledge and agree that the restrictive covenants set forth in Section 8.1 (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to any such Selling Company, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to such Selling Company, without regard to the invalid portions.

Section 8.3         Blue-penciling.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to any Selling Company because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to such Selling Company, and, in its reduced form, such provision shall then be enforceable.

Section 8.4         Enforceability in Jurisdictions.  Notwithstanding the provisions of Section 12.10, the Purchasers and the Selling Companies intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the Territory.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the Purchasers and the Selling Companies that such determination not bar or in any way affect the Purchasers’ right to the relief provided above in the courts of any other jurisdiction within the Territory, as to breaches of the

Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

Section 8.5         Remedies.  The Restrictive Covenants, and the rights conveyed thereby, are of a unique and special nature and any violation thereof by the Selling Companies will result in immediate and irreparable harm to the Purchasers, and the Selling Companies acknowledge that damages in an action at law will not provide the Purchasers with an adequate remedy for any such violation.  In addition to all of the remedies otherwise available to the Purchasers, including the recovery of damages from the Selling Companies, the Purchasers shall have the right to injunctive and equitable relief to restrain and enjoin any actual or threatened breach of any of the provisions of this Article VIII, including temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such breach or threatened breach, without the necessity of posting a bond, cash or otherwise.  All of the Purchasers’ remedies for the breach or threatened breach of any of the provisions of this Article VIII shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies available to the Purchasers.  The Selling Companies hereby waive the right to assert the defense that any such breach or violation can be adequately compensated with damages in an action at law.

Section 8.6         Reasonableness.  THE SELLING COMPANIES HAVE CAREFULLY READ AND CONSIDERED THE PROVISIONS OF THIS ARTICLE VIII AND, HAVING DONE SO, AGREE THAT THE RESTRICTIONS SET FORTH HEREIN ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE PURCHASERS AND THEIR AFFILIATES.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE RESTRICTIONS CONTEMPLATED HEREBY ARE BEING ENTERED INTO IN ORDER TO INDUCE THE PURCHASERS TO ENTER INTO THIS AGREEMENT AND TO PURCHASE THE TRANSFERRED ASSETS AND HAVE BEEN REQUIRED BY THE PURCHASERS TO PRESERVE THE GOODWILL ASSOCIATED WITH THE BUSINESS.

ARTICLE IX
TERMINATION

Section 9.1         Termination.  This Agreement may be terminated, and the transactions contemplated may be abandoned, at any time prior to the Closing:

(a)           with the mutual written consent of the Selling Companies and the Purchasers;

(b)           by the Selling Companies or the Purchasers, if the Closing shall not have taken place on or before March 31, 2010 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) the Selling Companies, if the failure of any of the Selling Companies to fulfill any of their obligations under this Agreement or any Related Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date, or (ii) the Purchasers, if the failure of the Purchasers to fulfill any of its obligations under this Agreement or any Related Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)           by the Purchasers, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any of any of the Selling Companies contained in this Agreement such that the conditions set in Section 4.1 would not reasonably be expected to be satisfied prior to the Termination Date;

(d)           by the Selling Companies, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Purchasers contained in this Agreement such that the conditions set in Section 4.2 would not reasonably be expected to be satisfied prior to the Termination Date;

(e)           by the Selling Companies or the Purchasers in the event that any Governmental Authority shall have issued an order, decree or ruling, or taken any other action, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or by any Related Agreement, and such order decree, ruling or other action shall have become final and non-appealable; or

(f)           by the Selling Companies in accordance with the provisions of Section 7.10(c).

In the event of termination by the Selling Companies or the Purchasers pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)), written notice thereof shall be given to the other parties.

Section 9.2        Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.19 and 6.5 (Brokers), this Section 9.2, Section 9.3 and ARTICLE XII (excluding Section 12.7), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful and material breach of this Agreement or for fraud.

Section 9.3        Termination Fee.  In the event that this Agreement is terminated by the Selling Companies in accordance with Section 7.10(c), the Selling Companies shall pay to the Purchasers, by wire transfer of immediately available funds to such accounts as the Purchasers may designate, all fees and expenses incurred by the

Purchasers in connection with the transaction contemplated by this Agreement, including legal, accounting and consulting fees, travel expenses, and other costs and expenses incurred (the “Termination Expenses”) up to a total of $250,000.  In addition, the Selling Companies shall pay to the Purchasers, by wire transfer of immediately available funds to such accounts as the Purchasers may designate, the sum of $250,000 (the “Termination Fee”).  The Termination Fee is separate from, and in addition to, the Termination Expenses, so that the maximum combined amount of the Termination Fee and the Termination Expenses is $500,000.  The Selling Companies shall pay the Termination Expenses within three (3) business days of being presented a statement setting forth such expenses by the Purchasers.  The Selling Companies shall pay the Termination Fee solely and exclusively from the proceeds received by the Selling Companies upon the consummation of the transaction contemplated by the Superior Proposal or the consummation of another Acquisition Proposal entered after the date hereof.  If the Selling Companies fail to pay any amounts due to the Purchasers pursuant to this Section 9.3 on the dates specified, then the Selling Companies shall pay all costs and expenses (including legal fees and expenses) incurred by the Purchasers in connection with any action or proceeding (including the filing of a Legal Action) taken by either of them to collect such unpaid amount, together with interest on any such unpaid amounts at the prime lending rate prevailing at such time, as published by the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the Purchasers.

ARTICLE X

INDEMNIFICATION

Section 10.1        Indemnification of the Purchasers .  Subject to the limitations set forth in this ARTICLE X, from and after the Closing, the Selling Companies shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by law, the Purchasers and their directors, employees, officers, agents, attorneys, Affiliates, partners and equity holders, and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)           any Excluded Assets or Excluded Liabilities;

(b)           any breach or default in performance by any Selling Company of any covenant or agreement of such Selling Company contained in this Agreement or any Related Agreements or in any certificate or document delivered with respect hereto or thereto;

(c)           any breach of, or any inaccuracy in, any representation or warranty made by the Selling Companies in this Agreement;

(d)           any failure by the Selling Companies to comply with the provisions of Section 7.6;

(e)           the conduct of the Business, or other business of the Selling Companies, or the ownership or use of the Transferred Assets, or other assets of the Selling Companies, prior to or on the Closing Date, other than the Assumed Liabilities;

(f)           any liability under the WARN Act or any similar Legal Requirements that may be caused by any action of any of the Selling Companies prior to the Closing or by Purchasers’ decision not to hire previous employees of any of the Selling Companies;

(g)           any Employee Benefit Plan established or maintained by any of the Selling Companies;

(h)           any non-compliance by Ronson Canada with the Bulk Sales Act (Ontario), other than by reason of the Purchaser’s failure to assume and discharge any Assumed Liabilities; and

(i)           any Taxes due and payable by any of the Selling Companies for any period including both prior or subsequent to the Closing Date.

Section 10.2      Indemnification of the Selling Companies.  Subject to the limitations set forth in this ARTICLE X, from and after the Closing, the Purchasers shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by law, the Selling Companies and their respective directors, employees, officers, agents, attorneys, Affiliates, partners and equity holders, and their respective successors and assigns (the “Seller Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)           any Assumed Liabilities;

(b)           any breach or default in performance by the Purchasers of any covenant or agreement of the Purchasers contained in this Agreement or any Related Agreement or in any certificate or document delivered with respect hereto or thereto; and

(c)           any breach of, or any inaccuracy in, any representation or warranty made by the Purchasers in this Agreement (including those representations and warranties made in Section 7.12(b)).

Section 10.3      Monetary Limitations.

(a)           Notwithstanding any other provision of this Agreement, except with respect to breaches of Fundamental Representations and in cases of fraud, where there shall be no limitations on the amount of any indemnification obligation, (i)

the Selling Companies shall not have any obligation to indemnify any Purchaser Indemnified Party for a breach of representation or warranty pursuant to Section 10.1(c) unless and until, and only to the extent that, the aggregate of all such individual Losses incurred or sustained by all Purchaser Indemnified Parties with respect to which the Purchaser Indemnified Parties are entitled to indemnification under Section 10.1(c) exceeds $50,000 (the “Threshold Amount”), whereupon the Selling Companies shall be liable (subject to the following clauses (ii) and (iii)) for all Losses in excess of the Threshold Amount, and (ii) the aggregate liability of the Selling Companies to indemnify the Purchaser Indemnified Parties for Losses under Section 10.1(c) shall in no event exceed the Escrow Amount (the “Cap Amount”).

(b)           Notwithstanding any other provision of this Agreement, except in cases of fraud, where there shall be no limitations on the amount of any indemnification obligation, (i) the Purchasers shall not have any obligation to indemnify the Seller Indemnified Parties pursuant to Section 10.2(c) unless and until, and only to the extent that, the aggregate of all individual Losses incurred or sustained by the Seller Indemnified Parties with respect to which the Seller Indemnified Parties are entitled to indemnification under Section 10.2(c) exceeds the Threshold Amount, whereupon the Purchasers shall be liable for all Losses in excess of the Threshold Amount, and (ii) the aggregate liability of the Purchasers to indemnify the Seller Indemnified Parties for Losses under Section 10.2(c) shall in no event exceed an amount equal to the Cap Amount.

Section 10.4             Survival.  Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, the Purchasers shall have the right to rely on the representations, warranties, covenants, and agreements of the Selling Companies contained in this Agreement or in any Related Agreements to which such Selling Company is party or in any certificate or documents delivered in respect hereof or thereof, and the Selling Companies shall have the right to rely on the representations, warranties, covenants and agreements of the Purchasers contained in this Agreement or in any Related Agreements to which it is party or in any certificate or documents delivered pursuant to this Agreement.  Except with respect to breaches of Fundamental Representations and in cases of fraud, no claim for indemnification pursuant to Section 10.1(c), and no claim for indemnification pursuant to Section 10.2(c), shall be valid unless notice thereof, describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim, is delivered to the relevant indemnifying parties on or prior to the close of business on the first annual anniversary of the Closing.

Section 10.5             Limitation on Remedies.  Except with respect to claims determined by a final judgment of a court of competent jurisdiction to be based upon fraud, the provisions of this ARTICLE X shall constitute the exclusive remedy for money damages in respect of any claims or Losses arising out of this Agreement and the transactions contemplated hereby.

Section 10.6             Third Party Claims.

(a)           Promptly after the receipt by any Person entitled to indemnification pursuant to this ARTICLE X (the “Indemnified Party”) of notice of the commencement of any action by a third party (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this ARTICLE X (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (ii) the Third Party Claim would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 10.3, (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim or (iv) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE X.

(c)           If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless the settlement shall include an unconditional release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all liability with respect to such Third Party Claim, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d)           If the Indemnifying Party does not assume the defense of any Third Party Claim, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate and shall be entitled to indemnification in respect thereof in accordance with Section 10.1 or Section 10.2, as applicable.  If the Indemnifying Party is not entitled to assume the defense or continue to control the defense of any Third Party Claim as a result of the provisions of this Section 10.6, the Indemnified Party shall not settle the Third Party Claim in question if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In no event shall the Indemnified Party settle any Third Party Claim for which the defense thereof is controlled by the Indemnifying Party absent the consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(e)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim.

Section 10.7              Direct Claims.  Any claim by an Indemnified Party for indemnification pursuant to this Article X that does not result from a Third Party Claim (such action, a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.8             Additional Matters.  Any amounts payable under Section 10.1 or Section 10.2 shall be treated by the Purchasers and the Selling Companies as adjustments to the Purchase Price.

Section 10.9             Effect of Investigation; Schedules.  The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations of the parties under this Agreement or any of the Related Agreements shall not be affected or limited by (i) any investigation (including any environmental investigation or assessment) conducted by the party seeking indemnification, (ii) any knowledge acquired (or capable of being acquired) by the party seeking indemnification at any time, whether before or after the date hereof or the Closing Date, (iii) any restatements, updates, revisions, or supplements to the Schedules of the Disclosure Memorandum accompanying this Agreement after the date hereof with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation of the party from whom indemnification is sought, or (iv), for the avoidance of any doubt, the disclosures set forth in the Disclosure Memorandum, it being acknowledged by the Selling Companies that the right of any Purchaser Indemnified Person to indemnity under Sections 10.1(a), (b), (d), (e), (f), (g), (h), and (i) shall be determined as if such disclosures were not made.  The waiver by a party of any condition to such party’s obligation to close the transactions contemplated by this Agreement and the Related Agreements as to the accuracy of any representation or warranty, or the performance of or compliance with any covenant or obligation, will not affect the right of such party to indemnification, reimbursement or other remedy based upon any breach of such representation, warranty, covenant or obligation.

Section 10.10           Right of Set Off.  Upon notice to the Selling Companies specifying in reasonable detail the basis therefor, the Purchasers may set off any amount to which they may be entitled under this Article X against amounts otherwise payable under any of the Related Agreements or may give notice of a claim in such amount under the Escrow Agreement. The exercise of such right of setoff by the Purchasers in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under any Related Agreements. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit the Purchasers in any manner in the enforcement of any other remedies that may be available to them.

ARTICLE XI

BULK SALES TAX

Section 11.1             Bulk Sales Tax.  The Purchasers shall file the prescribed “Notice of Sale, Transfer or Assignment in Bulk” with the New Jersey Division of Taxation as prescribed by the applicable tax laws within the time period prescribed by law.  The Purchasers shall send a copy of said Notice to the Selling Companies when the Purchasers submit same to the New Jersey Division of Taxation, Bulk Sales Section.  Upon notice from the New Jersey Division of Taxation, the amount recommended for taxes, Liabilities and obligations (the “Bulk Sales Escrow Amount”) shall be deducted from the Closing Payment and deposited in the Escrow Account and held by the Escrow Agent pursuant to the terms and conditions hereof and of the Escrow Agreement until such Taxes, Liabilities and obligations are paid for in full, are otherwise satisfied, or the parties have received written notice from the New Jersey Division of Taxation that the Bulk Sales Escrow Amount may be released or allowed to be distributed.  Unless otherwise paid by the Selling Companies or distributed to the Selling Companies pursuant to the preceding sentence, the Bulk Sales Escrow Amount shall be used to pay and satisfy such Taxes, Liabilities and obligations due and owing to the State of New

Jersey pursuant to notice and demand of payment.  In the event that said Taxes, Liabilities and obligations exceed the Bulk Sales Escrow Amount, the Selling Companies shall pay the excess from their own funds.  In the event that said Taxes, Liabilities and obligations are less than the amount of the Bulk Sales Escrow Amount, payment shall be made in satisfaction of the debt, and the excess shall be paid to the Selling Companies pursuant to the terms and conditions hereof and of the EscrowAgreement.  The parties acknowledge and agree that the Bulk Sales Escrow Amount is intended solely for the satisfaction of the Taxes, Liabilities and obligations referred to in this Section 11.1 and is not intended to be included as part of the Escrow Amount for any other purpose, including for purposes of determining the Cap Amount pursuant to Article X.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1             Entire Agreement.  This Agreement (including the Exhibits and Schedules of the Disclosure Memorandum), the Confidentiality Agreement and the Related Agreements executed in connection with the consummation of the transactions contemplated hereby represent the entire agreement of the parties pertaining to the subject matter hereof.  The Confidentiality Agreement shall terminate automatically upon completion of the Closing.

Section 12.2             Amendments.  This Agreement may not be modified, Amended or supplemented except by a written instrument signed by the parties hereto.

Section 12.3             Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 12.4             Binding Agreement; Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, Affiliates, successors and permitted assigns.  No party to this Agreement shall have the right to assign its rights and obligations hereunder in whole or in part to any Person or party without the written consent of each other party; provided that either of the Purchasers may assign its respective rights and obligations hereunder with respect to the Transferred Assets and Assumed Liabilities to any Affiliate of the Purchasers.

Section 12.5             Notices.  All notices and other communications hereunder shall be in writing and shall be delivered in Person, by facsimile transmission, cable, telegram or telex, or by overnight courier or air mail (registered or certified mail, postage prepaid, return receipt requested) and addressed as follows:

If to any Selling Company:

Ronson Corporation
c/o Justin Walder, Esq.
Walder Hayden & Brogan
5 Becker Farm Road
Roseland, New Jersey 07068
Fax: (973) 992-1505

with a copy to:

Louis V. Aronson  II
P.O. Box 9
Oldwick, New Jersey 08858
and with a copy to:
Cole, Schotz, Meisel, Forman & Leonard, P.A.
Court Plaza North
25 Main Street, P.O. Box 800
Hackensack, NJ  07602-0800
Fax:  (201) 678-6325
Attn:  Alan Rubin, Esq.

If to Purchasers:

Zippo Manufacturing Company
33 Barbour Street
Bradford, Pennsylvania 16701-1973
Fax:  (814) 363-2530
Attn:  Gregory W. Booth, President and CEO

with a copy to:

Metz Lewis, LLC
11 Stanwix Street, 18th Floor
Pittsburgh, Pennsylvania 15222
Fax:           (412) 918-1199
Attn:  LeRoy L. Metz, II, Esq.

Notices shall be effective when so delivered personally, when a legible copy of a facsimile transmission is received by the party to whom it was sent, one Business Day after shipment by overnight courier or three (3) Business Days after deposit in the United States mail with postage prepaid.

Section 12.6             GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT MIGHT INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

Section 12.7              Publicity.  From and after the date hereof, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party or any of their respective attorneys, accountants or financial or other professional advisors without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Legal Requirements, in which case the party required to make the release or announcement shall allow the other party reasonable time to the extent practicable to comment on such release or announcement in advance of such issuance.  Nothing in this Section 12.7 shall prevent any party from communicating with its stockholders, members, investors, or partners in the Ordinary Course of Business or enforcing its rights hereunder.

Section 12.8             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in ARTICLE X, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.9             Effect of Headings.  The descriptive headings contained herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.10           Consent to Jurisdiction; Waiver of Immunity and Service of Process.  Each of the parties hereby irrevocably and unconditionally submits to the non-exclusive personal jurisdiction of any State or Federal court sitting in Allegheny or McKean Counties, Pennsylvania or Bergen or Essex Counties, New Jersey over any suit, action or proceeding arising out of or relating to this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party.  Each of the parties agrees that any process, summons, notice or document sent by U.S. registered mail addressed to a party shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

Section 12.11           WAIVER OF JURY TRIAL  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.12           Expenses of Sale.  Except as otherwise provided herein, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby including the fees and disbursements of counsel, accountants and other advisors, shall be paid by the party incurring such costs and expenses.

Section 12.13           Further Assurances.  Each of the parties agrees (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents; and (iii) to do such other acts and things necessary for the purposes of carrying out the intent of this Agreement and the Related Agreements to which it is or will be a party.

Section 12.14           Disclosure Memorandum.  The Selling Companies, on the one hand, and the Purchasers, on the other, has set forth certain information in the Schedules of the Disclosure Memorandum, as applicable, in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates.  A matter set forth in one Schedule of the Disclosure Memorandum need not be set forth in any other Schedule of the Disclosure Memorandum so long as its relevance to such other Schedule of the Disclosure Memorandum or Section of this Agreement is readily apparent on the face of the information disclosed.  The parties acknowledge and agree that (i) the Schedules of the Disclosure Memorandum may include certain items and information solely for informational purposes for the convenience of Purchasers or the Selling Companies and (ii) the disclosure by Purchasers or the Selling Companies of any matter in the Schedules of the Disclosure Memorandum shall not be deemed to constitute an acknowledgment by Purchasers or the Selling Companies that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.  The disclosure by the Selling Companies of any information or other matter on any Schedule of the Disclosure Memorandum qualifying the representations and warranties made by Sellers in this Agreement and the Related Agreements shall not in any way exculpate, limit or relieve any obligation or liability (including any indemnification obligation) which the Selling Companies have under any other provision of this Agreement or any Related Agreement or in connection with a breach of this Agreement or any Related Agreement including liability with respect to all Excluded Liabilities.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed as of the date first written above individually or by their respective officers or trustees, as the case may be, thereunto duly authorized.

RONSON CONSUMER PRODUCTS CORPORATION

By:		/s/Joel Getzler
	Name:	Joel Getzler
	Title:	Chief Restructuring Officer

RONSON CORPORATION

By:		/s/Joel Getzler
	Name:	Joel Getzler
	Title:	Chief Restructuring Officer

RONSON CORPORATION OF CANADA, LTD

By:		/s/Joel Getzler
	Name:	Joel Getzler
	Title:	Chief Restructuring Officer

ZIPPO MANUFACTURING COMPANY

By:		/s/Gregory W. Booth
	Name:	Gregory W. Booth
	Title:	President & CEO

NOSNOR, INC.

By:	/s/Richard A. Roupe
	Name:	Richard A. Roupe
	Title:	President

For purposes of Section 7.12(c) only:

/s/Louis V. Aronson II
Louis V. Aronson II, individually

Signature Page to APA